Exhibit 10.59—Redacted

MASTER MANUFACTURING SERVICES AGREEMENT

* Confidential treatment has been requested and a complete copy of this agreement has been filed with the Commission. Redacted portions are marked with an asterisk (*) throughout.

This Master Manufacturing Services Agreement (“Agreement”) is entered into as of the 20th day of June, 2008 ( the “Effective Date”) by and between Mitel Networks Corporation having its place of business at 350 Legget Drive, Ottawa, Ontario, K2K 2W7, Canada , on its own behalf and on behalf of its Affiliates, (“Customer”) and BreconRidge Corporation, having its place of business at 500 Palladium Drive, Ottawa, Ontario, K2V 1C2 Canada , on its own behalf and on behalf of its Affiliates, (“BreconRidge”).

WHEREAS:

1.	Customer desires to engage BreconRidge to perform manufacturing services, as further set forth in this Agreement; and

2.	BreconRidge desires to provide such services, as further set forth in this Agreement and, more specifically, Statements of Work to be attached hereto.

NOW, THEREFORE, THE PARTIES AGREE AS FOLLOWS:

1.	INTERPRETATION

1.1.	Definitions. BreconRidge and Customer agree that capitalized terms shall have the meanings set forth in this Agreement and Schedule 1.1 attached hereto and incorporated herein by reference.

1.2.	Schedules. The following schedules are annexed hereto and form part of this Agreement:

Schedule 1.1	-	Definitions
Schedule 2.1A	-	Statement of Work Template
Schedule 2.1B	-	NPI Services
Schedule 2.2	-	Process for Dealing with and Disposition of Obsolete Material or Excess Material
Schedule 2.6	-	FT Debug Process
Schedule 3.5	-	Price Book Template
Schedule 6.7	-	Repair Services
Schedule 7.1	-	Reporting and Governance
Schedule 10.2	-	KPIs
Schedule 10.4	-	Post Termination Provisions

1.3.	Statements of Work. The following Statements of Work are annexed hereto and form part of this Agreement:

Statement of Work #1	-	China Manufactured Products (Not Shared Manufacturing)
Statement of Work #2	-	Kanata Manufactured Type A Products

The parties may, from time to time, agree to enter into other Statements of Work to this Agreement. Such Statements of Work shall: (i) be in writing; (ii) state that they are intended to form part of this Agreement; and (iii) be signed by both parties or contained in a purchase order issued by Customer and for which acceptance is confirmed by BreconRidge by means of a Sales Acknowledgement.

2.	MANUFACTURING SERVICES

2.1.

Work. Customer hereby engages BreconRidge to perform the “Work”. “Work” shall mean, as applicable, to procure Materials and to manufacture, assemble, package, test and repair products (hereinafter “Product(s)”) and provide related services pursuant to detailed written Specifications and Statements of Work. The “Specifications” for each Product or revision thereof, shall include but are not limited to bill of materials, designs, schematics, assembly drawings, process documentation, test specifications, current revision number, and Approved Vendor List. The Specifications as provided by Customer and included in BreconRidge’s production document management system and maintained in accordance with the terms of this Agreement are set out in the applicable Statement of Work substantially in the form indicated on Schedule 2.1A. Where a Statement of Work requires the provision of new product introduction (“NPI”) services or product prototype services related to the Products, such services shall be provided in accordance with such Statement of Work and Schedule 2.1B.

2.2.	Changes.

(a)	Customer may request that BreconRidge incorporate Engineering Changes into a Product by providing BreconRidge with a description of the proposed Engineering Change sufficient to permit BreconRidge to evaluate its feasibility and cost. BreconRidge will proceed with Engineering Changes when the parties have agreed upon the changes to the Specifications, delivery schedule, nonrecurring engineering costs, materials inventory impact cost, Engineering Change cost and Product pricing and the Customer has issued a purchase order or other written authorization to proceed.

(b)	Customer agrees to submit all Engineering Changes to BreconRidge in writing through electronic means and in the form of an ECO. BreconRidge shall evaluate the feasibility of the Engineering Change requested by Customer within five (5) Business Days of receipt thereof for immediate implementation ECOs & ten (10) Business Days of receipt for phase-in ECO’s and provide a written response to Customer setting forth the impact of such Engineering Change on current on-hand or on-order inventory, work-in-progress, price, and the delivery schedule. Any Obsolete Material or Excess Material resulting from an ECO will be dealt with in accordance with Schedule 2.2. The parties acknowledge and agree that Obsolete Material or Excess Material may arise other than by way of an ECO. As such, it is agreed that, except for Obsolete Material or Excess Material arising from a purchasing error by BreconRidge, any Obsolete Material or Excess Material, even if outside an ECO, will be dealt with in accordance with Schedule 2.2.

(c)	BreconRidge shall not make any Engineering Change nor shall it change any manufacturing site or make any other change which has a material adverse effect on Customer including any change that adversely affects the achievement of KPIs, increases safety risks, security risks or environmental risks or may result in a breach of applicable law, without the prior written consent of Customer.

(d)	Customer may request that BreconRidge implement other changes which are not Engineering Changes, including adding Products and Work to this Agreement. At the time of such request, Customer shall provide BreconRidge with a description of the proposed Product, Work or other such change and Customer’s associated requirements sufficient to permit BreconRidge to evaluate its feasibility and cost. BreconRidge will provide a proposal or, with complex products, a plan to provide a proposal to Customer within ten (10) Business Days of receipt of such request. BreconRidge will proceed with a change contemplated by this paragraph (d) when the parties have agreed upon a purchase order or a Statement of Work, as appropriate.

2.3.	Tooling; Non-Recurring Expenses; Software. Product-specific tooling, equipment or software and other reasonably necessary non-recurring expenses approved by Customer may be procured by either of the two following ways (i) Customer shall pay for or obtain and consign to BreconRidge any such items, to be set forth in BreconRidge’s approved quotation, or (ii) BreconRidge shall purchase certain tooling or equipment for the Product on behalf of Customer using such finance charge or amortization method as the parties may agree in writing. In the event that BreconRidge has Product specific tooling, equipment, or software related to the Products whose approved cost has not been completely amortized and either the respective Product has reached its end of life (defined as having no forward demand as determined by Customer) or this Agreement is terminated or expires then Customer shall pay all the unamortized cost related to such tooling or equipment as per payment terms defined in Section 3.7. The applicable Statement of Work shall specify the parties’ respective responsibilities in respect of the procurement alternative, set up, testing and maintenance/calibration of any Product-specific tooling, equipment or software and other reasonably necessary non-recurring expenses.

2.4.

Cost Reduction Projects. BreconRidge agrees to seek ways (“Initiatives”) to reduce the cost of manufacturing Products by methods such as elimination of Materials, redefinition of Specifications and re-design of assembly or test methods. Before it undertakes an Initiative, BreconRidge shall obtain Customer’s written confirmation using a confirmation sheet the format of which shall be mutually agreed by the parties. Upon implementation of a BreconRidge Initiative which has been so confirmed by Customer and where the engineering effort to analyze and implement the Initiative has been paid by BreconRidge, BreconRidge will receive * of the demonstrated cost reduction that is over and above the * cost reductions contemplated by Schedule 10.2 (KPIs), for * months after such implementation. Customer will receive 100% of the cost reductions resulting from the implementation of Initiatives conceived by Customer. Any cost reduction projects that involve material changes to Customer’s design of the Product shall be agreed upon by the Parties and documented in a separate agreement. The parties shall use value added/value engineering (VAVE) reports as a tool for confirming which party conceived of an Initiative, the approvals needed for the Initiative to proceed and the amount of the resulting cost reduction.

2.5.	Customer Assets.

(a)	Customer shall provide such Customer Assets to BreconRidge for use by BreconRidge in support of the Work as the parties may from time to time specify in the Statements of Work. BreconRidge may not use the Customer Assets for any purpose, other than the provision of Work under this Agreement, without the prior written consent of Customer. Customer shall retain all right, title and interest in the Customer Assets. Customer shall provide all operating and maintenance instructions related to the Customer Assets that it has available and represents that, at the time of delivery, any Customer Asset is suitable for the purpose for which it is provided to BreconRidge.

(b)	Customer and BreconRidge shall agree upon a reasonable acceptance testing process to allow BreconRidge to verify, in accordance with industry practice, that Customer Assets are in good working condition and are eligible for maintenance. BreconRidge shall not be required to assume responsibility for the maintenance of a Customer Asset until it has been accepted in accordance with the aforementioned process. BreconRidge’s responsibility for the maintenance of a Customer Asset, once such Customer Asset has been accepted, shall include calibration maintenance, on-site trouble shooting (using trouble shooting equipment on site) and test capacity planning and provided that Customer shall reimburse BreconRidge for out-of-pocket expenses paid to third parties in respect of such maintenance in accordance with a purchase order or quotation approved in advance by Customer. BreconRidge shall support remote access by Customer through a VPN to those Customer Assets that are to be used as test equipment provided that Customer shall reimburse BreconRidge for out-of-pocket expenses paid to third parties in respect of such remote access in accordance with a purchase order or quotation approved in advance by Customer.

(c)	Upon termination or expiration of a Statement of Work or this Agreement or at such other time as any Customer Asset is no longer required by BreconRidge, BreconRidge shall return at Customer’s expense the applicable Customer Asset to Customer in an orderly manner. Any Customer Asset returned to Customer shall be returned in substantially the same condition as originally delivered by Customer to BreconRidge, reasonable wear and tear or similar depreciation excepted. BreconRidge shall bear the risk of loss and damage in respect of Customer Assets while in BreconRidge’s possession or control.

(d)	BreconRidge shall maintain records of usage (hits) and expected life span of Customer Assets as well as location and maintenance status. BreconRidge shall consult with Customer regarding capacity planning and planning of refurbishment, and replacement of Customer Assets as well as any required additions. BreconRidge shall notify Customer not less than one hundred and eighty (180) days based upon the existing forecasted usage before any required refurbishment, replacement or addition of a Customer Asset.

2.6.	Other Services.

(a)	During the quotation process for a Product and as part of NPI Services described in Schedule 2.1B or in a separate Statement of Work, BreconRidge shall, * provide such DFX (design for X) reports including DFT (design for testability) and DFM (design for manufacturability) reports as Customer may reasonably require, such reports to be provided within five (5) days after Customer’s request. Thereafter, if Customer requests specific DFX requirements, BreconRidge will provide Customer with a description and quotation for such services and upon acceptance of such quotation will perform such services. Notwithstanding the foregoing, BreconRidge shall, within five (5) Business Days after, Customer request and at no additional charge to Customer, provide Customer with (i) DFM (design for manufacturability) and DFT (design for testability-physical attributes only) guidelines and rules and shall provide regular updates to the design rules requirements and other changes, and (ii) a VA (value added) engineering report and review within a reasonable time after volume production has been ramped up to required levels.

(b)

BreconRidge shall ensure all device markings on Products and packaging are permanent and legible. The Products must also have a “serial” numbering system that will permit the tracing of the date of manufacture of the Product. BreconRidge shall assign and manage MAC addresses made available by Customer. BreconRidge shall provide to Customer, at time of shipment, a detailed warranty tracking report for the Products in the file format specified by Customer in the Mitel Standard DK116689 (Contract Manufacturing Warranty Tracking). As part of its warranty tracking services, BreconRidge will maintain a serial number tracking database that records the serial number, Product part number, Product part number description, Product revision, MAC address and date of manufacture. BreconRidge shall implement an appropriate process to keep the serial number and MAC address unique and to eliminate the possibility of duplication.

(c)	BreconRidge shall be responsible for capacity planning in accordance with good industry practice and shall report to Customer monthly in respect of capacity planning. Such report will provide a minimum six (6) month view and consist of a capacity analysis on all Customer Assets of all key processes relative to the forecasted demand. BreconRidge shall ensure that it can accommodate the quantity levels set forth in the Flexibility Table and shall ensure that the manufacturing process is level loaded to minimize the number of Customer Assets required.

(d)	The parties acknowledge that, except as set out above, design services are to be provided pursuant to a separate design agreement between the parties.

(e)	Customer acknowledges and agrees that, following General Availability of a Product hereunder, BreconRidge will employ a three strikes process in connection with the functional test debug process, as more specifically described in Schedule 2.6E.

(f)	BreconRidge will provide distribution services. Such services will be detailed in a statement of work in the same manner as other Work provided under this Agreement. However, the parties agree that the Statement of Work attached hereto as Schedule 2.1A will only be used to the extent applicable and appropriate for such services.

3.	FORECASTS; ORDERS; PRICES; PAYMENT

3.1.	Forecast. Customer shall provide BreconRidge, on a monthly basis, a spreadsheet showing a separate rolling twelve (12) month forecast indicating Customer’s monthly requirements for each Product (“Forecast”). Customer shall issue purchase orders on a weekly basis covering its requirements for a period of * weeks plus the transit time applicable to the particular manufacturing site which shall constitute Customer’s written purchase order for all Work to be completed within the first * week period.

3.2.	Purchase Orders; Precedence. Customer may use its standard purchase order form for any day to day communications provided for hereunder and will endeavor to ensure that all purchase orders reference this Agreement and the applicable Specifications and Statement of Work. The parties agree that, unless explicitly agreed to by the parties in writing, the terms and conditions contained in this Agreement shall prevail over any terms and conditions of any purchase order issued by Customer pursuant to this Agreement, acknowledgment form or other similar instrument issued by either party.

3.3.	Purchase Order Acceptance. BreconRidge will communicate its acceptance of any purchase order (or part thereof) issued in accordance with the terms stated herein by delivering, by any method mutually agreeable to the parties, a Sales Acknowledgement to Customer. In the case of purchase orders consistent with the Forecast, such acceptance shall be within three (3) business days, where business days are those of the applicable recipient of the purchase order, of receipt of such purchase order and, in the case of requested changes by Customer to a purchase order or for a purchase order which does not conform to the applicable Forecast, such acceptance shall be within five (5) business days, where business days are those of the applicable recipient of the purchase order, from receipt of such purchase order. Notwithstanding the foregoing, after General Availability (“GA”) of a Product, purchase orders for that Product, issued in accordance with the terms stated herein, will not require communication by BreconRidge of its acceptance. Any purchase order, issued in accordance with the terms stated herein, including a purchase order issued after GA, for which BreconRidge has not delivered a Sales Acknowledgement or a rejection within the aforementioned time period from receipt, shall be deemed to be accepted. BreconRidge may only reject a purchase order: (a) that is an amended order in accordance with Section 5.2 below because the purchase order is outside of the Flexibility Table; (b) if the Prices reflected in the purchase order are inconsistent with the parties’ agreement with respect to the Prices and can not be resolved through an agreed hold and amend process conducted by the respective program managers of the parties; or (c) if the purchase order represents a significant deviation from the Forecast for the same period, unless such deviation is within the parameters of the Flexibility Table. BreconRidge shall notify Customer of rejection of any purchase order issued in accordance with the terms stated herein within five (5) Business Days of receipt of such purchase order.

3.4.	Delivery Performance. Unless otherwise specified in the applicable Statement of Work or as otherwise agreed by Customer in writing in advance, BreconRidge shall deliver all Products compliant to the specified purchase order (including part numbers and quantities) to the Delivery Location specified in the purchase order no earlier than five (5) days prior to the delivery date specified by the applicable purchase order and no later than such specified delivery date. BreconRidge will inform Customer promptly after becoming aware of any issue that may affect BreconRidge’s ability to deliver Products in accordance with the delivery date or any other requirement of the purchase orders or any Forecasts. Subject to Section 12.8 (Force Majeure), in the event BreconRidge is unable to meet the required delivery date for reasons attributable to BreconRidge, and a mode of expedited shipping is required in order for Customer to meet end-customer delivery requirements, *

3.5.	Prices; Changes; Taxes.

(a)	The Price for each Product shall be agreed by the parties and set out in a price book substantially in the form of Schedule 3.5 (each a “Price Book”). Each Price Book must be agreed to in writing by Customer and BreconRidge which may include agreement by means of an e-mail exchange. Director, Operations or VP, Operations are authorized to approve Price Book.

(b)	Unless otherwise agreed by the parties in writing, the Price Book or any agreed amendment or replacement thereof shall remain valid until the end of the Quarter to which such Price Book pertains. The effective date for the initial Price Book shall be Nov 1, 2007 and shall remain in effect until the end of the first complete Quarter. The effective date for any subsequent Price Book shall be agreed in writing by the parties. The Price Book shall be reviewed and negotiated by the parties, acting reasonably, during the last month of each Quarter, in accordance with the following procedure:

(1)	No later than the 9th week of each Quarter, BreconRidge shall provide a firm quote, in the form of a new Price Book, for the manufacture of each of the Products which, if accepted, shall be fixed throughout the following Quarter. Such proposed new Price Book may take into account, but is not limited to, changes in exchange rates, market price of fuels, Materials, equipment, labour and other production costs. The proposed new Price Book shall be at least as detailed as the then current Price Book and shall highlight the differences between the current Price Book and proposed new Price Book.

(2)	BreconRidge’s proposed new Price Book shall show available price discounts, rebates and reductions based on volume Forecasts.

(3)	The proposed new Price Book provided by BreconRidge shall not amend any other provision of this Agreement aside from the amounts of Prices contemplated by the then current Price Book.

(4)	BreconRidge shall provide the information set out in the template attached as Schedule 3.5(4) in respect of any new Price Book (including Materials costs) and such other information as may be reasonably requested by Customer in order to evaluate and understand any proposed new Price Book. The parties shall meet at a mutually convenient time to review and discuss the proposed new Price Book as well as any adjustments proposed by Customer to the then current Price Book or the proposed new Price Book

(5)	Each proposed new Price Book shall be considered to be a quote that is open for acceptance by Customer until 11:59 p.m. on the last day of the Quarter in which it is provided. If Customer does not notify BreconRidge of its acceptance or rejection of the proposed new Price Book on or before such time, Customer shall be deemed to have rejected such proposed new Price Book.

(6)	BreconRidge shall make available to Customer on BreconRidge’s internet portal, a copy of all current and former Price Books organized by date.

(7)	If the parties do not reach agreement on a new Price Book before the start of a Quarter, the Price Book from the previous Quarter shall remain in effect.

(8)	If the parties agree to a new Price Book after the commencement of the Quarter in respect of which such new Price Book is to apply, BreconRidge shall upon request by Customer, adjust the prices of any finished goods on hand to reflect the pricing in the new Price Book. Financial reconciliation of the standard cost of Materials and finished Products on hand shall be targeted for completion and invoices or credit notes, as the case may be, shall be targeted for issuance within fifteen (15) days.

(9)	Where appropriate, the parties shall revalue the Cost of any Materials or finished Products already in stock consistent with the new Price Book. Mitel shall then issue a purchase order no later than the first day of effectiveness of the new Price Book.

(10)	Once the parties have reached agreement in respect of a new Price Book for a Product for the following Quarter, the prices shall be effective as of the commencement of said following Quarter. Such agreement shall be confirmed by e-mail or facsimile in a manner agreed by the parties.

(c)	Unless the parties otherwise agree in writing, all Prices are exclusive of federal, state and local excise, sales, use, VAT, and similar transfer taxes, and any duties, and Customer shall be responsible for all such items to the extent applicable. Customer is not responsible for taxes on BreconRidge’s income. Customer may deduct and remit from the Prices payable hereunder such withholding taxes as may be required by applicable law. The parties shall co-operate with each other to minimize each other’s applicable taxes and each party shall provide the other party with any reasonable certificates or documents which are useful for such purpose.

3.6.	Invoicing. BreconRidge will issue invoices for the Product(s) within five (5) days after Product shipment for the Products specified in the applicable purchase order. Invoices are to be forwarded to Customer at the following address: Mitel Networks, 350 Legget Drive, Kanata, ON K2K 2W7, Attn: Accounts Payable or to such other address as Customer may designate in writing to BreconRidge. Invoices must reference the applicable purchase order number. Applicable taxes must be shown separately. In the case of any new product development projects, all invoices for services and materials will be finalized within thirty (30) days of the agreed upon completion date of the respective project.

3.7.	Payment. Payment for Products accepted in accordance with Section 6.1, shall be made in U.S. Dollars and shall be due and payable * days after the date of the invoice.

3.8.	Late Payment. Each party agrees to pay interest calculated on the basis of * per month (* per annum) (the “Late Payment Interest”), from the date the amount was first due and payable, on all late payments of undisputed amounts. *

3.9.	Payment Disputes. Payment by either party shall not preclude questioning of any charges a party believes to be improper or incorrect. If, prior to payment, a party disputes any invoice, it may withhold the disputed portion of the invoice provided that the party will advise the other party of the amount of the invoice it considers to be in dispute and the basis for such dispute and will timely pay any undisputed portion in accordance with Section 3.7. If the resolution of the disputed invoice is that the disputed amount is owed then the payor agrees to pay, on the earlier of the date the amount is due and payable or the date of such resolution, such amount plus late payment interest, if applicable, calculated from the date the amount was first due and payable using the interest rate set out in Section 3.8.

4.	MATERIALS PROCUREMENT; CUSTOMER RESPONSIBILITY FOR MATERIALS

4.1.

Authorization to Procure Materials, Inventory and Special Inventory. Customer’s accepted purchase orders and monthly Forecast will constitute authorization for BreconRidge to procure, without Customer’s further approval, (a) Inventory to manufacture the Products covered by such purchase orders based on the Lead Time and (b) certain Special Inventory based on Customer’s purchase orders and Forecast as follows: Long Lead Time Materials as required based on the Lead Time when such purchase orders are placed and Minimum Order Quantity as required by the vendor. BreconRidge will only purchase Economic Order Inventory with the prior approval of Customer. Long Lead Time

Materials and associated lead-times shall be identified to Customer Quarterly within the Price Book review exercise contemplated by Section 3.5(c). BreconRidge shall continuously analyze & use reasonable efforts to reduce lead times.

4.2.	Customer Supplied Materials and Materials from third party vendors.

(a)	Customer may from time to time request BreconRidge to purchase Customer Supplied Materials from Customer in accordance with the Customer Supplied Materials Terms and BreconRidge shall not unreasonably refuse to accept any such request provided that the Customer Supplied Materials are competitive with the materials of other BreconRidge vendors with respect to pricing, functionality and performance, quality, warranty coverage, and supply flexibility.

(b)	Customer may from time to time request BreconRidge to purchase Materials from a third party vendor under a commercial contract in existence between Customer and a third party vendor in accordance with the terms agreed to in the commercial contract and BreconRidge shall not unreasonably refuse to accept any such request. Grounds for reasonable refusal include the Materials not being competitive with the materials of other BreconRidge vendors with respect to pricing and payment terms, functionality, lead time and performance, quality, warranty coverage, and supply flexibility.

4.3.	Preferred Supplier. Customer shall provide to BreconRidge and maintain an Approved Vendor List for Materials. BreconRidge shall only purchase Materials from vendors on a current AVL, with priority given to the preferred vendor as identified by Customer with input from BreconRidge. Subject to Customer’s other commitments, Customer shall give BreconRidge a reasonable opportunity to be included on AVL’s for Materials that BreconRidge itself can supply, and if BreconRidge is competitive with other vendors with respect to pricing, functionality, lead time and performance, quality, warranty coverage, supply flexibility and meets the reasonable criteria for acceptance established by Customer, BreconRidge may be included on such AVL’s with Customer’s approval. Subject to Customer’s other commitments, if BreconRidge is on an AVL and its prices, quality and performance are competitive with other vendors, Customer will raise no objection to BreconRidge sourcing Materials from itself. For purposes of this Section 4.3 only, the terms “BreconRidge” and “itself” includes any companies affiliated with BreconRidge. BreconRidge shall be responsible for such Materials sourced from itself on the AVL notwithstanding the approval of such AVL by Customer.

4.4.	Material Non-Exclusivity. BreconRidge agrees that all Products and all associated Materials, accessories and assemblies are non-exclusive to BreconRidge which may be further integrated into other assemblies manufactured which may be purchased, transferred, used, authorized to be sold and distributed as Customer sees fit. At Customer’s request BreconRidge shall use all commercially reasonable efforts to accept orders from other manufacturers for Materials for which BreconRidge is the sole source, that contain BreconRidge intellectual property, and for which no other reasonable substitute is available. BreconRidge may refuse to accept orders from manufacturers that fail to comply with BreconRidge normal credit policies.

4.5.	Materials Warranties.

(a)	Where such are held in favour of BreconRidge, BreconRidge shall use commercially reasonable efforts to obtain and pass through to Customer from the Materials vendor, the following provisions in a form consistent with the corresponding provisions of this Agreement, with regard to the Materials (other than the Production Materials and BreconRidge Supplied Materials for which BreconRidge remains directly responsible and Customer Supplied Materials : (i) a warranty of conformance of the Materials with the vendor’s specifications and/or with the Specifications; (ii) a warranty that the Materials will be free from defects in materials and workmanship for a period of not less than twelve (12) months; (iii) a warranty that the Materials will comply with the requirements of applicable law including safety requirements and the Environmental Regulations; and (iv) an indemnity against claims that the Materials infringe the intellectual property rights of third parties. If a third party vendor refuses to provide and permit the pass through of any of the foregoing warranties or the indemnity, BreconRidge shall notify Customer in writing of such refusal, (which notice shall include sufficient detail for Customer to assess the associated risks of such refusal) prior to ordering Materials from the such third party vendor. Unless Customer instructs BreconRidge in writing, within five (5) Business Days after receipt of such notice, not to source Materials from such vendor and agrees to remove such vendor from the AVL in respect of such Materials, BreconRidge may source the applicable Materials from such vendor until instructed otherwise by Customer in writing.

(b)	BreconRidge or its service provider shall perform standard incoming inspections of Materials for physical damage, quantity variance and conformance to purchase order upon receipt of Materials shipments. Upon request of Customer and for an additional fee to be agreed upon, BreconRidge shall perform additional incoming testing and inspection and other services, in accordance with Customer’s specifications to reasonably detect whether Materials are in conformance with the warranties set out in paragraphs (i), (ii), and (iii) above.

(c)	BreconRidge shall enforce the third party vendor warranties contemplated above for Customer’s benefit.

4.6.	Last Time Buys. The parties shall immediately notify each other if a vendor issues a notice of component supply discontinuation, and a Last Time Buy (LTB) is required. BreconRidge shall assist Customer to expeditiously determine the required quantity of LTB Materials. BreconRidge agrees to place LTB Materials purchase orders on vendors, at the request of and on behalf of Customer, after receipt of a purchase order from Customer for LTB Materials. Upon receipt of the LTB Materials, BreconRidge shall identify the portion of the LTB quantity that qualifies as Excess Material, and Customer shall pay for, and consign such Customer-owned LTB Excess Material to BreconRidge. BreconRidge shall store such consigned inventory for Customer, until it is consumed, in accordance with Schedule 2.2.

5.	SHIPMENTS, SCHEDULE CHANGE, CANCELLATION, STORAGE

5.1.	Shipments. All Products delivered pursuant to the terms of this Agreement shall be suitably packed for shipment in accordance with the Specifications and marked for shipment to the Final Destination specified in the applicable purchase order. Shipments will be made FCA (Free Carrier, Incoterms 2000) Delivery Location at which time risk of loss and title will pass to Customer free and clear of all liens and encumbrances. All freight, insurance and other shipping expenses, as well as any special packing expenses not included in the original quotation for the Products, will be paid by Customer. In the event Customer designates a freight carrier to be utilized by BreconRidge, Customer agrees to designate only freight carriers that are currently in compliance with all applicable laws relating to anti-terrorism security measures and, when shipping to or through the United States, to adhere to the C-TPAT (Customs-Trade Partnership Against Terrorism) security recommendations and guidelines as outlined by the United States Bureau of Customs and Border Protection and to prohibit the freight carriage to be sub-contracted to any carrier that is not in compliance with the C-TPAT guidelines. BreconRidge shall comply with the foregoing requirements whenever BreconRidge designates the freight carrier.

5.2.	Quantity Increases and Shipment Schedule Changes.

(a)	For any accepted purchase order, Customer may (i) increase the quantity of Products or (ii) reschedule the quantity of Products and their shipment date as provided in the flexibility table below (the “Flexibility Table”):

# of Business Days before Delivery Date on Purchase Order	Allowable Quantity Increases	Maximum Reschedule Quantity	Maximum Reschedule Period
*	*	*	*
*	*	*	*
*	*	*	*

Any decrease in purchase order quantity is considered a cancellation, unless the decreased quantity is rescheduled for delivery at a later date in accordance with the Flexibility Table. Quantity cancellations are governed by the terms of Section 5.3 below. Any purchase order quantities increased or rescheduled pursuant to this Section 5.2(a) may not be subsequently increased or rescheduled without BreconRidge’s approval, such approval not to be unreasonably withheld. Notwithstanding the foregoing, the parties, acting reasonably, shall mutually agree on a specific list of Products that are and are not subject to the Flexibility Table, such list to be updated quarterly as part of the Price Book update. Consecutive quantity increases will be gated by replenishment lead-time of the affected components.

(b)

All Customer requests to push out delivery dates on purchase orders outside of the table in subsection (a) require BreconRidge’s prior written approval, which, in its reasonable discretion, may or may not be granted. BreconRidge shall inform Customer of its decision within five (5) Business Days after Customer’s request. If BreconRidge, acting reasonably, does not provide it’s prior written approval to any requested reschedule, then Customer will pay BreconRidge the Monthly Charges (pro-rated for partial months) for any such reschedule, * for any Inventory and/or Special Inventory that was procured by BreconRidge to support the original delivery schedule and that will not be used to manufacture Product pursuant to an accepted purchase order * days of such reschedule. In addition, if BreconRidge notifies Customer that such Inventory and/or Special Inventory has remained in BreconRidge’s possession for more than * days since such reschedule, then Customer agrees to immediately purchase any affected Inventory and/or Special Inventory upon receipt of the notice by paying the Affected Inventory Costs. In addition, any finished Products that have already been manufactured to support the original delivery schedule will be treated as cancelled as provided in Sections 5.3 and 5.4 below. * Notwithstanding the foregoing, Customer shall not be responsible for Common Materials that are also BreconRidge Controlled Materials or for Production Materials under this Section 5.2(b).

(c)	Subject to Materials and capacity availability, BreconRidge will use reasonable commercial efforts to meet any quantity increases. In order for BreconRidge to be able to meet the flexibility requirements stated in the Flexibility Table above, it shall maintain appropriate Materials inventory buffer stock, subject to Materials and capacity availability, required to meet the Product quantity increases defined in the Flexibility Table. Material purchased to support upside flexibility requirements shall also be subject to Excess Material and Obsolete Material liability provision in Schedule 2.2. All reschedules or quantity increases outside of the Flexibility Table will require BreconRidge’s approval, which, in its reasonable discretion, may or may not be granted. If BreconRidge agrees to accept a reschedule to advance a delivery date or an increase in quantities in excess of the Flexibility Table in subsection (a) and if there are extra costs to meet such reschedule or increase, BreconRidge will inform Customer and obtain its acceptance and approval in advance.

(d)	Any delays in the normal production process or interruption in the workflow process caused by Customer’s failure to provide agreed quantities of Customer Supplied Materials at the agreed time and quality level where necessary to sustain the production schedule, will be considered a reschedule of any affected purchase orders for purposes of this Section 5.2 for the period of such delay.

(e)	For purposes of calculating the amount of Inventory and Special Inventory subject to subsection (b), the “Lead Time” shall be calculated as the Lead-Time at the time of procurement of the Inventory and Special Inventory.

5.3.	Cancellation of Orders and Customer Responsibility for Inventory.

(a)	Customer may not cancel all or any portions of an accepted purchase order without BreconRidge’s prior written approval, which, in its sole discretion, may or may not be granted. If BreconRidge acting reasonably, does not provide it’s prior written approval to any approved cancellation, then Customer will pay BreconRidge the Monthly Charges (pro-rated for partial months) for any such cancellation, calculated from the first day after the Mitigation Report, as described in section 5.4, has been delivered and agreed to by Customer, for any Inventory and/or Special Inventory that was procured by BreconRidge to support the original delivery schedule and that will not be used to manufacture Product pursuant to an accepted purchase order, or Forecast within ninety (90) days of such reschedule. In addition, if BreconRidge notifies Customer that such Product, and related Inventory and/or Special Inventory has remained in BreconRidge’s possession for more than * days since such cancellation, then Customer agrees to immediately purchase from BreconRidge such Product, Inventory and/or Special Inventory by paying the Affected Inventory Costs. In addition, if BreconRidge provides its written approval of a cancellation request, then Customer will pay BreconRidge the Price for any finished Product on hand at the time of cancellation and which was manufactured in support of the cancelled purchase order or portion hereof. Notwithstanding the foregoing, Customer shall not be responsible for Common Materials that are also BreconRidge Controlled Materials or for Production Materials under this Section 5.3(a).

(b)	If the Forecast for any period is less than the previous Forecast supplied over the same period, that amount will be considered canceled and Customer will be responsible for any Special Inventory purchased or ordered by BreconRidge to support the Forecast provided that, if the Special Inventory is reasonably expected to be consumed in the next * days, there shall be no Monthly Charge charged by BreconRidge over that period. In addition, if BreconRidge notifies Customer that such Inventory and/or Special Inventory will not be consumed or mitigated within the next one hundred and eighty (180) days and in BreconRidge’s possession for more than ninety (90) days since such reduction in Forecast, then Customer agrees to immediately purchase any affected Inventory and/or Special Inventory upon receipt of the notice by paying the Affected Inventory Costs. If BreconRidge agrees to accept a reschedule to advance a delivery date or an increase in quantities in excess of the Flexibility Table, and if there are extra costs to meet such reschedule or increase, BreconRidge will inform Customer and obtain its acceptance and approval in advance.

(c)	For purposes of calculating the amount of Inventory and Special Inventory subject to subsection (a), the “Lead Time” shall be calculated as the Lead Time at the time of procurement of the Inventory and Special Inventory; and Long Lead Time Materials and associated lead-times shall be identified to Customer Quarterly within the Price Book review exercise contemplated by Section 3.5(c).

(d)	*

5.4.	Mitigation of Inventory and Special Inventory. Prior to invoicing Customer for the amounts due pursuant to Sections 5.2 or 5.3, BreconRidge will use reasonable commercial efforts for a period of * days, to return to the applicable vendor, all unused Inventory and Special Inventory and to cancel pending orders for such inventory, and to otherwise mitigate the amounts payable by Customer. BreconRidge agrees to inform Customer before incurring any vendor cancellation charges. Such efforts to mitigate stranded Materials costs shall include the following:

(a)	Canceling, if possible, all outstanding but unfulfilled orders for Materials no longer required;

(b)	Returning Materials no longer required to the supplier of such Materials wherever possible;

(c)	selling or brokering such Materials to other third parties including other contract manufacturers of Customer; and

(d)	using such Materials in the manufacture of other products or in products manufactured for other customers of BreconRidge.

Within two (2) Business Days of notice from BreconRidge that they have not approved a push-out or cancellation of a purchase order, or within seven (7) Business Days due to a reduction in the Forecast pursuant to Sections 5.2 and 5.3, BreconRidge will issue a report detailing all inventory affected and again will issue a report at the end of their mitigation efforts (the “Mitigation Report”). The Mitigation Report will be used to calculate Monthly Charges and to identify buy back Inventory and/or Special Inventory that will not be consumed pursuant to Sections 5.2 and 5.3.

Customer shall pay amounts due under this Section 5 within * days of receipt of an invoice. BreconRidge will ship, freight collect, the Inventory and Special Inventory required to be paid for by Customer under this Section 5 to Customer specified location, or locations, promptly upon said payment by Customer.

5.5	Certificate of Origin. In circumstances where any of the Products are to be exported from the country of origin and subject to the receipt by BreconRidge of a written request from Customer containing complete and accurate information, an authorized representative of BreconRidge will execute and promptly deliver to Customer (or its designate) a certificate of origin on behalf of BreconRidge for such Products in the form provided by Customer which will be the then prescribed form under the appropriate export and import regulations. BreconRidge agrees to use reasonable care in preparing and completing each certificate of origin executed and delivered to Customer under this provision. BreconRidge represents and warrants that each certificate of origin executed and delivered to Customer under this provision is complete and accurate in all respects. BreconRidge agrees to promptly advise Customer in writing of (i) any development or change that may affect any certificate of origin executed and delivered by BreconRidge under this provision, and (ii) any review, investigation, assessment or audit involving BreconRidge and pertaining to any such certificate of origin. BreconRidge agrees to promptly comply with any request from any government authority having jurisdiction or from Customer for information regarding any such certificate of origin as well as information concerning the importation of such Products.

5.6	Regulatory Compliance. Unless otherwise specified, or agreed, BreconRidge shall be responsible for compliance with applicable regulatory requirements as specified in the applicable Statement of Work, including Environmental Regulations, for i) materials ii) manufacturing processes, iii) packaging, iv) workplace safety, and v) labeling (together, the “Regulatory Requirements”). BreconRidge will maintain all documentation as required per the Regulatory Requirements, and upon request, deliver to Customer the applicable documentation in accordance with the requirements of the applicable regulatory body.

6.	PRODUCT ACCEPTANCE AND EXPRESS LIMITED WARRANTY

6.1.

Product Acceptance. The Products delivered by BreconRidge will be inspected and tested as required by Customer within thirty (30) days of receipt at the Final Destination on the applicable purchase order. If Products: (i) do not comply in all material respects with the warranties set forth in Sections 6.2 (c), (d) and (e) below, (ii) have been materially damaged prior to or on delivery to the carrier, (iii) are not of the quantity or kind as set out in the applicable purchase order, (iv) are delivered in error, or (v) do not meet the current Customer guidelines for packing, labeling, shipment, export and import of Products, Customer has the right to reject such Products during said period. The delivery of Products not rejected during said period will be deemed accepted but shall remain subject to the warranties in Section 6.2. Customer may return defective Products, freight collect, after obtaining a return material authorization number from BreconRidge to be displayed on the shipping container and completing a failure report. Rejected Products will be promptly (and in any event within * days) repaired or replaced, at BreconRidge’s option, and returned freight pre-paid. In the case of rejected first piece evaluation Products, such repair or replacement shall occur within * days. Customer shall bear all of the risk, and all costs and expenses, associated with Products that have been returned to BreconRidge for which there is no defect found or for defects not within the scope of BreconRidge’s warranty as set forth in section 6.2 below, otherwise BreconRidge shall bear such risk, cost and expense.

6.2.	Express Limited Warranties. This Section 6.2 sets forth BreconRidge’s sole and exclusive warranties. BreconRidge represents, warrants and covenants that:

(a)	BreconRidge has all rights and authority to enter into this Agreement;

(b)	BreconRidge shall maintain, at its sole expense, all necessary business licenses, permits, consents, releases and authorizations to carry on its business and to perform its obligations hereunder;

(c)	BreconRidge shall at all times comply with all applicable international, national, state, provincial, and local laws, rules, and regulations with respect to the conduct of its business and its performance hereunder, including all applicable import, export, and re-export laws of Canada, the United States and any other applicable foreign jurisdiction where it accepts purchase orders for Products. Without limiting the generality of the foregoing, BreconRidge warrants that Production Materials and the BreconRidge Supplied Materials and its processes and procedures relating to the manufacture of Products are and shall be in compliance with Environmental Regulations;

(d)	BreconRidge shall not knowingly insert into the Products any time locks, disabling devices, viruses, back doors or similar devices which may tend to lock, destroy, corrupt or disable any Product or allow unauthorized or undetected use or access;

(e)	The Products will have been manufactured in accordance with the applicable Specifications and will be free from defects in workmanship for a period of * months from the date of delivery at the Delivery Location. In addition, BreconRidge warrants that Production Materials and BreconRidge Supplied Materials are free from defects in materials and workmanship for a period of * months from the date of delivery at the Delivery Location; and

(f)	Within 7 days of discovery, BreconRidge will notify Customer of any failures of the Products to meet the warranties set forth in Section 6.2.

6.3.	Exclusions. Notwithstanding anything else in this Agreement, the warranty in Section 6.2(e) does not apply to and BreconRidge makes no representations or warranties whatsoever with respect to: (i) defects resulting from the Specifications or the Customer’s design of the Products or Customer Supplied Materials; (ii) Product that has been abused, damaged, altered or misused by any person or entity after title passes to Customer; or (iii) defects resulting from tooling, designs, documentation or written instructions produced or supplied by Customer.

6.4.	Remedy. Upon any failure of a Product to comply with the express limited warranty in Section 6.2(e), Customer may elect to return Products to BreconRidge, freight pre-paid, after completing a failure report and obtaining a return material authorization number from BreconRidge to be displayed on the shipping container. For products returned to BreconRidge, BreconRidge shall at its option, either promptly repair or replace such Product and return it to Customer freight prepaid. For Products returned to BreconRidge, Customer shall bear all of the risk, and all reasonable costs and expenses, associated with Products that have been returned to BreconRidge for which there is no defect found or for defects not within the scope of BreconRidge’s warranty as set forth in section 6.2 above, otherwise BreconRidge shall bear these risks and costs. Replacement Products provided by BreconRidge or any repaired defect shall be warranted for the longer of (a) the remainder of the warranty period, or (b) twelve (12) months from the delivery date of the replaced or repaired Product to Customer.

6.5.	Epidemic Failure. In the event that either party detects evidence of an Epidemic Failure, it shall promptly notify the other party and present such evidence. Upon the giving of such notice by either party, Customer shall have the right, notwithstanding any other provision of this Agreement, pending correction of the Epidemic Failure as provided herein, to postpone further shipments of the Product to which the Epidemic Failure relates, by giving notice of such postponement to BreconRidge. The parties shall work diligently and in good faith together to prepare and implement an agreed upon action plan (“Epidemic Action Plan”) to promptly remedy such Epidemic Failure which may include recall and repair or replacement of affected Products. Customer shall be responsible for the Epidemic Failure including the costs of implementing the Epidemic Action Plan to the extent that the Epidemic Failure: (i) results from BreconRidge’s compliance with the Specifications, or (ii) relates to Products shipped more than twenty-four (24) months before the Epidemic Failure occurred (the period up to the end of such twenty-fourth month being referred to as the “Epidemic Failure Period”). To the extent that the Epidemic Failure results from a breach of BreconRidge’s warranties under this Agreement, even though the period in which to make a warranty claim under Section 6.2(e) may have expired, BreconRidge shall be responsible for the Epidemic Failure, including the costs of implementing the Epidemic Action Plan, up to a total amount equal to the cost to repair or replace the defective Product, including freight, plus the lesser of (i) fifty percent (50%) of the total amount paid for Products to which the Epidemic Failure relates shipped during the Epidemic Failure Period and (ii) $500,000. The parties shall use reasonable efforts to minimize the costs associated with the Epidemic Action Plan.

6.6.	No Other Representations or Warranties. EXCEPT AS STATED IN THIS AGREEMENT, NEITHER PARTY MAKES ANY REPRESENTATION, WARRANTY OR CONDITION, INCLUDING IN RESPECT OF THE PERFORMANCE OF THE WORK, OR THE PRODUCTS, WHETHER EXPRESS, IMPLIED, STATUTORY, OR IN ANY COMMUNICATION WITH THE OTHER PARTY, AND EACH PARTY SPECIFICALLY DISCLAIMS ANY IMPLIED WARRANTY OR CONDITION OF MERCHANTABILITY OR FITNESS FOR A PARTICULAR PURPOSE.

6.7.	Repair Service.

(a)	BreconRidge commits to providing full warranty repair services (as required by Section 6.4) and out-of-warranty repair services until manufacturing discontinuance (“MD”) by Customer of the applicable Product which services shall be performed at the factory where the Product was manufactured by BreconRidge or location with equivalent capability. BreconRidge shall provide out-of-warranty repair services in accordance with Schedule 6.7 or the applicable Statement of Work. Upon Customer’s request, BreconRidge will establish one or more local regional repair service centers.

(b)	During the term of this Agreement, BreconRidge will endeavour to assist Mitel in providing repair capabilities for Products for a period of not less than seven (7) years after Product MD. BreconRidge’s ability to provide such assistance post-MD will be subject to several business factors, including, without limitation, availability of Materials, continued support by Customer of required test equipment. This assistance will consist of one or more of the following actions in order of priority depending on the economic viability of each scenario:

(i)	Full repair services will be available at Product manufacturing facility after product MD. This service will be offered if BreconRidge is manufacturing the next release of the product and a high level of component and/or process commonality is present in the newly released Product reasonably sufficient to permit repair services on the MD Product to continue;

(ii)	BreconRidge Supplied Materials will be made available to purchase on an ongoing basis by Customer or another contract manufacturer performing repair services on the MD Product. This would be offered as long as: (a) the BreconRidge Supplied Materials sub-assembly or component level item is a viable product independent of the M D Product demand, or (b) a new BreconRidge Supplied Materials sub-assembly or component is available that has a high level of commonality with the BreconRidge Supplied Materials sub-assembly or component utilized in the MD Product; or

(iii)	BreconRidge will notify Customer six (6) months prior to the arrangements described in paragraphs (i) and (ii) above becoming unavailable and Customer will have the right place a purchase order for a Last Time Buy within sixty (60) days after receipt of such notice. Deliveries against this purchase may be scheduled by Customer over a twelve (12) month period from issuance of the purchase order.

7.	GOVERNANCE AND REPORTING

In order to facilitate the proper management and control of the relationship of the parties in connection with this Agreement, the parties shall implement and follow the account management governance and reporting structure and requirements described in Schedule 7.1.

8.	QUALITY ASSURANCE

8.1.	Quality Assurance Requirements.

(a)	BreconRidge will maintain quality assurance systems for the control of material quality, processing, assembly, testing, packaging and shipping in accordance with leading industry practices. BreconRidge confirms that all facilities in which Customer’s Products are manufactured under the terms hereof are and shall remain ISO 9002 (or the most current successor standard) registered and compliant and that all facilities owned or leased by BreconRidge in which Customer’s Products are manufactured are ISO 14001 (or the most current successor standard) registered and compliant. The workmanship standard to be used in manufacturing the Products is and shall remain IPC A-610 C, or equivalent as published by the Institute for Interconnecting and Packaging Electronic Circuits (or the most current successor standard). In addition BreconRidge confirms that it is and shall remain TL 9000 (or the most current successor standard) certified. In the event Customer requires BreconRidge to obtain other industry standard certifications or registrations, BreconRidge agrees to use commercially reasonable efforts to obtain such registrations.

(b)	BreconRidge is responsible for performing, in accordance with good industry practice, all inspections and tests required in order to ensure full compliance of Products with the Specifications, including performing:

(i)	general inspections or equivalent for visual inspection for cosmetic defects;

(ii)	dimensional inspections or equivalent;

(iii)	finished goods electrical testing to ensure a fully working Product; and

(iv)	functional and system tests using test equipment, procedures, methods and software provided by the Customer.

8.2.	Service Standard. BreconRidge will perform the services under this Agreement using careful, efficient, and qualified workers, and in a professional and workmanlike manner in accordance with the requirements of this Agreement including the applicable Statement of Work.

8.3.	Returns Process and Reporting. BreconRidge shall implement and maintain a fully documented corrective action and returns handling and reporting system that satisfies the Customer’s requirements set out in Customer’s form AAQE0030 Supplier Corrective Action Request. Customer shall notify BreconRidge in writing of the non-conformance through a Supplier Corrective Action Request (“SCAR”). BreconRidge shall provide to Customer a written response to the SCAR within five (5) Business Days of receipt of same.

8.4.	Other Certifications. In the event the manufacturing process used by BreconRidge is included as part of any applicable regulatory or industry approvals, which are not industry standard certifications, BreconRidge shall ensure its processes comply with such requirements and BreconRidge will thereafter assume the costs of maintaining such certifications.

8.5.	Audits and Inspections. Customer and its auditors/inspectors may during normal business hours, but no more than two times per calendar year (unless misconduct is suspected in which case other audits may be conducted in the same calendar year), and following reasonable written notice and subject to BreconRidge’s normal security requirements, review BreconRidge’s facilities, inventories, manufacturing processes and quality and environmental management system control procedures and associated documentation as reasonably necessary for the Customer and its auditors/inspectors to satisfy themselves as to BreconRidge’s compliance with its relevant obligations under this Agreement. Without limiting the foregoing, Customer may perform quality and environmental management system audits of BreconRidge’s production lines for the Products and such production lines of BreconRidge’s subcontractors, upon five (5) Business Days written notice to BreconRidge. The purpose of such audits will be to assess BreconRidge’s quality management and environmental management systems, as well as ensuring that BreconRidge’s manufacturing processes are capable of consistently providing the Products in accordance with BreconRidge’s warranties and obligations as set forth in this Agreement. If any deficiencies, including process defects, which may materially adversely effect BreconRidge’s performance of its applicable obligations as set forth in this Agreement are identified by any such auditor or inspector, the parties will confer about such deficiencies and defects and a plan will be generated and agreed upon pursuant to which BreconRidge shall promptly correct any such deficiencies at BreconRidge’s cost.

8.6.	United Nations Policies. BreconRidge shall not knowingly violate any United Nations policies with respect to the use of labour in the manufacture and supply of Products to Customer hereunder.

9.	INTELLECTUAL PROPERTY

9.1.	New Developments.

(a)	BreconRidge agrees that, upon BreconRidge’s receipt of Customer’s payment for the applicable services hereunder, and unless otherwise agreed to in a particular Statement of Work, all designs (if any are provided pursuant to this Agreement), plans, reports, drawings, schematics, prototypes, models, inventions, copyrights, Product improvements, software (including test software) and all other information and items made, developed or conceived by BreconRidge or by its employees, contract personnel, agents and subcontractors during the course of performing such services under this Agreement and related principally to the Products (the “New Developments”) and all intellectual property rights in the New Developments are assigned to Customer as its sole and exclusive property.

(b)	BreconRidge shall execute and cause its employees, contract personnel, agents and subcontractors to execute such assignments, moral rights waivers and other documents as Customer may reasonably request in order to confirm its ownership of the New Developments.

(c)	BreconRidge’s “Background Property” shall mean BreconRidge’s know how, design tools, methodologies, software and algorithms, existing at the date Effective Date of this Agreement or developed independently of this Agreement that may be used by BreconRidge to (i) manufacture, assemble or test Products, or (ii) to design production means or the processes by which Products are manufactured, assembled, or tested and any improvements or modifications thereto. BreconRidge owns or has the right to use all of the intellectual property rights in its Background Property which Background Property is not incorporated into the New Developments. Customer acknowledges and agrees that this Agreement shall not affect the ownership of, nor convey any licenses or rights under any of the intellectual property rights in the BreconRidge’s Background Property, either expressly, impliedly or otherwise to Customer or any other third party. BreconRidge agrees not to assert its rights in the Background Property against Customer for Customer’s use of the Background Property to use, distribute, modify or repair any of the Products supplied by BreconRidge under this Agreement.

9.2.	Licenses. Customer hereby grants BreconRidge a non-exclusive, non-transferable, license during the term of the applicable Statement of Work to use Customer’s applicable patents, trade secrets, trade-marks and other intellectual property (“Customer Intellectual Property”) solely as necessary to perform BreconRidge’s obligations under this Agreement and the applicable Statement of Work. BreconRidge shall only sell and distribute the Products to Customer and Customer’s affiliates. BreconRidge acknowledges and agrees that title to and ownership of all intellectual and industrial property in respect of any documentation, specifications, reports, data, notes, drawings, plans, diagrams, models, patterns, samples, software, computer output and information supplied by Customer in connection with this Agreement (together with the intellectual property rights therein) shall remain the exclusive property of Customer at all times.

9.3.	No Other Licenses. Except as otherwise specifically provided in this Agreement, each party acknowledges and agrees that no licenses or rights under any of the intellectual property rights of the other party are given or intended to be given to such other party.

10.	TERM AND TERMINATION

10.1.	Term. This Agreement is effective as of the Effective Date and, unless terminated earlier as provided herein, shall continue in effect until all Statements of Work have been terminated or have expired. After the expiration of the initial term of a Statement of Work (unless such Statement of Work or this Agreement has been terminated), such Statement of Work shall be automatically renewed for separate but successive one-year terms unless either party provides thirty (30) days written notice to the other party.

10.2.	Termination of SOW. A Statement of Work may be terminated by: (a) Customer for convenience upon *

* (c) by either party pursuant to Section 12.9 (Force Majeure) where the performance of such Statement of Work is materially affected; or (d) by Customer in the event of Chronic KPI Failure affecting such Statement of Work.

10.3.	Termination of Entire Agreement. A party may terminate this Agreement in its entirety with immediate effect if the other party makes a general assignment for the benefit of creditors or a proposal or arrangement under any applicable bankruptcy or insolvency legislation, if a petition is filed against the other party under any applicable bankruptcy or insolvency legislation, if the other party shall be declared or adjudicated bankrupt, if a liquidator, trustee in bankruptcy, custodian, receiver, receiver and manager or any other officer with similar powers shall be appointed of or for the other party or if the other party shall commit any act of bankruptcy or shall propose a compromise or arrangement or institute proceedings to be adjudged bankrupt or insolvent or consents to the institution of such appointment or proceedings or admits in writing inability to pay debts generally as they become due.

10.4.	Effect of Expiration or Termination. Expiration or termination of one or more Statements of Work or this Agreement under any of the foregoing provisions: (a) shall not affect the amounts due under this Agreement by either party that exist as of the date of expiration or termination, and (b) as of such date the provisions of Sections 2.2, 5.2, 5.3 and 5.4 shall apply with respect to payment and shipment to Customer of finished Products, Inventory, and Special Inventory in existence as of such date, and (c) shall not affect BreconRidge’s express limited warranty in Section 6.2 above. In the event of expiration or termination of a Statement of Work or this Agreement for any reason, BreconRidge shall assist Customer in carrying out an orderly transition as set out in Schedule 10.4. Sections shall survive any termination or expiration of this Agreement together with such other provisions as may expressly or by their nature survive such termination or expiration.

11.	INDEMNIFICATION; LIABILITY LIMITATION

11.1.	Indemnification by BreconRidge. BreconRidge agrees to defend, indemnify and hold harmless, Customer and its affiliates and their directors, officers, employees, and agents (each, a “Customer Indemnitee”) from and against all claims, actions, losses, expenses, damages or other liabilities, including reasonable attorneys’ fees (collectively, “Damages”) incurred by or assessed against any of the foregoing, but solely to the extent the same arise out of third-party claims relating to:

(a)	any injury or damage to any person or property caused, or alleged to be caused, by the negligence or willful misconduct of BreconRidge or a breach by BreconRidge of this Agreement including any Statement of Work.

(b)	any infringement of the intellectual property rights of any third party to the extent that such infringement is caused by a method, process or tool or item of equipment (excluding Customer Assets) that BreconRidge uses to manufacture, assemble and/or test the Products, by any Background Property or by any Production Materials or BreconRidge Supplied Materials;

(c)	non-compliance by BreconRidge with any Environmental Regulations provided that BreconRidge shall not be responsible for non-compliance of Materials with any Environmental Regulations except for Production Materials and BreconRidge Supplied Materials;

(d)	Breach of the obligations of confidentiality as specified in section 12 herein;

(e)	Breach of warranties under section 6.2;

(f)	Breach of obligations under section 4.5;

(g)	Breach of the obligations regarding export as specified in section 5.5 and regulatory compliance under section 5.6;

(h)	Use of Customer Intellectual Property other than as contemplated under section 9.1(c); or

(i)	Breach of section 12.212.7

11.2.	Indemnification by Customer. Customer agrees to defend, indemnify and hold harmless, BreconRidge and its affiliates, and all directors, officers, employees and agents (each, a “BreconRidge Indemnitee”) from and against all Damages incurred by or assessed against any of the foregoing but solely to the extent the same arise out of, are in connection with, are caused by or are related to third-party claims relating to:

(a)	any injury or damage to any person or property caused, or alleged to be caused, by the negligence or willful misconduct of Customer or a breach by Customer of this Agreement including any Statement of Work; or

(b)	any infringement of the intellectual property rights of any third party to the extent that such infringement is caused by the Customer Assets, the Customer Intellectual Property or the Customer Supplied Materials or by BreconRidge having followed the Specifications;

(c)	Breach of the obligations of confidentiality as specified in section 12 herein; or

(d)	Breach of section 12.2.

11.3.	Procedures for Indemnification. With respect to any third-party claims, either party shall give the other party prompt notice of any third-party claim and cooperate with the indemnifying party at its expense. The indemnifying party shall assume the defense (at its own expense) of any such claim through counsel of its own choosing by so notifying the party seeking indemnification within thirty (30) calendar days of the first receipt of such notice. The party seeking indemnification shall have the right to participate in the defense thereof and to employ counsel, at its own expense, separate from the counsel employed by the indemnifying party. The indemnifying party shall not, without the prior written consent of the indemnified party, agree to the settlement, compromise or discharge of such third-party claim.

11.4.	Sale of Products Enjoined. Should the use of any Products be enjoined for a cause stated in Section 11.1(b) or 11.2(b) above, or in the event the indemnifying party desires to minimize its liabilities under this Section 11, in addition to its indemnification obligations set forth in this Section 11, the indemnifying party shall, at no cost to the indemnified party, either substitute a fully equivalent Product, Material or process (as applicable) not subject to such injunction, modify such Product, Material or process (as applicable) so that it no longer is subject to such injunction, or obtain the right to continue using the enjoined process or Product (as applicable). Where BreconRidge is the indemnifying party, any substituted Product, Material or process or the modifications thereto or such right of continued use must be acceptable to the Customer acting reasonably, and similarly, where Customer is the indemnifying party, any substituted Product, Material or process or the modifications thereto or such right of continued use must be acceptable to BreconRidge acting reasonably. In the event that any of the foregoing remedies cannot be effected on commercially reasonable terms, then, all accepted purchase orders and the current Forecast will be considered cancelled and, upon notice, Customer shall purchase all Products, Inventory and Special Inventory, that are not infringing, as provided in Sections 5.3 and 5.4 hereof. Any changes to any Products or process must be made in accordance with Section 2.2 above but where BreconRidge is the indemnifying party, such changes shall be made at no cost to Customer.

11.5.	Limitation of Liability. EXCEPT WITH REGARD TO A BREACH OF SECTIONS 11.1 (INDEMNIFICATION BY BRECONRIDGE), 11.2 (INDEMNIFICATION BY CUSTOMER) AND SECTION 12.1 (CONFIDENTIALITY), IN NO EVENT SHALL EITHER PARTY BE LIABLE TO THE OTHER FOR: (i) ANY INCIDENTAL, CONSEQUENTIAL, SPECIAL OR PUNITIVE DAMAGES OF ANY KIND OR NATURE ARISING OUT OF THIS AGREEMENT, WHETHER SUCH LIABILITY IS ASSERTED ON THE BASIS OF CONTRACT, TORT (INCLUDING THE POSSIBILITY OF NEGLIGENCE OR STRICT LIABILITY), OR OTHERWISE, EVEN IF THE PARTY HAS BEEN WARNED OF THE POSSIBILITY OF ANY SUCH LOSS OR DAMAGE, AND EVEN IF ANY OF THE LIMITED REMEDIES IN THIS AGREEMENT FAIL OF THEIR ESSENTIAL PURPOSE; *

12.	MISCELLANEOUS

12.1.	Confidentiality.

(a)

Neither party shall use any Confidential Information of the disclosing party for any purposes or activities other than those specifically permitted by this Agreement. Except as otherwise specifically permitted herein or pursuant to written permission of the party to this Agreement owning the Confidential Information, no party shall disclose or facilitate disclosure of Confidential Information of the disclosing party to anyone without the prior written consent of the disclosing party, except to its employees, consultants, parent company, and subsidiaries of its parent company who need to know such information for carrying out the activities contemplated by this Agreement and who have agreed in writing to confidentiality terms that are no less restrictive than the requirements of this Section. Notwithstanding the foregoing, the receiving party may disclose Confidential Information of the disclosing party pursuant to a subpoena or other court process only (i) after having given the disclosing party prompt notice of the receiving party’s receipt of such subpoena or other process and (ii) after the receiving party has given the disclosing party a reasonable opportunity to oppose such subpoena or other process or to obtain a protective order. Confidential Information of the disclosing party in the custody or control of the receiving party shall be promptly returned or destroyed upon the earlier of (i) the disclosing party’s written request, or (ii) termination of this Agreement.

(b)	Each party will obtain and maintain in effect written agreements with all employees and agents that contain terms sufficient for such party to comply with the terms of this Agreement, including, without limitation, terms restricting the use and disclosure of Confidential Information of the other party.

(c)	Notwithstanding anything to the contrary in this Agreement, either party may disclose the terms of this Agreement to its lawyers and accountants or as otherwise may be required by law (in which case, to the extent permissible under applicable law, the receiving party shall give the disclosing party prior written notice of such required disclosure and give the disclosing party, at its own expense, a reasonable opportunity, and cooperate with the disclosing party, to contest or limit the scope of such required disclosure, including, without limitation, by applying for a protective order).

12.2.	Use of Other Party’s Name is Prohibited. Neither party may use the other party’s name or identity or any other Confidential Information in any advertising, promotion or other public announcement without the prior express written consent of the other party, not to be unreasonably withheld.

12.3.	Entire Agreement; Severability. This Agreement constitutes the entire agreement between the Parties with respect to the transactions contemplated hereby and supersedes all prior agreements and understandings between the parties relating to such transactions. If any provision of this Agreement is held invalid or unenforceable for any reason: (i) such invalidity shall not affect the validity of the remaining provisions of this Agreement, (ii) the invalid provision shall be enforced to the maximum extent permitted by law, and (iii) the parties hereto consent and agree that the scope of such provision may be judicially modified accordingly and that the whole of such provisions of this Agreement shall not thereby fail, but that the scope of such provisions shall be curtailed only to the extent necessary to conform to law.

12.4.	Amendments; Waiver. This Agreement may be amended only by written consent of both parties. The failure by either party to enforce any provision of this Agreement will not constitute a waiver of future enforcement of that or any other provision. Neither party will be deemed to have waived any rights or remedies hereunder unless such waiver is in writing and signed by a duly authorized representative of the party against which such waiver is asserted.

12.5.	Independent Contractor. Neither party shall, for any purpose, be deemed to be an agent of the other party and the relationship between the parties shall only be that of independent contractors. Neither party shall have any right or authority to assume or create any obligations or to make any representations or warranties on behalf of any other party, whether express or implied, or to bind the other party in any respect whatsoever.

12.6.	Expenses. Each party shall pay their own expenses in connection with the negotiation of this Agreement. All fees and expenses incurred in connection with the resolution of Disputes shall be allocated as further provided in Section 12.10 below.

12.7.	Insurance.

(a)	Customer specifically agrees to maintain insurance coverage for any finished Products or Materials the title and risk of loss of which has passed to Customer pursuant to this Agreement and which is stored on the premises of BreconRidge.

(b)	BreconRidge shall place and keep in force during the term of this Agreement, including any period during which Transition Services are being provided, with financially secure insurance companies rated A-, VII or better by A.M. Best’s, the following insurance coverage:

(i)

Commercial General Liability, Automobile Liability and/or Umbrella insurance, with a minimum limit of * U.S. per occurrence for personal injury, bodily injury (including death) and property damage arising out of or related to the this Agreement including the use or operation of the Products. The policy shall provide coverage for, but not be limited to, liability for Products (but not coverage for liability arising from the design or use of the Product) and completed operations, broad form property damage coverage, non-owned automobile, tenant’s legal liability, employer’s liability, contractual liability. Customer shall be added to the policy as an additional insured but only with respect to liability arising out of the operations of BreconRidge and the policy shall contain cross liability and severability of interest clauses.

(ii)	Worker’s compensation insurance to the extent required by applicable law.

(iii)	Umbrella liability insurance with a minimum limit of * each occurrence and in the aggregate. Umbrella insurance must follow the form of all underlying insurance to provide the limit of insurance required by this Agreement.

(c)	BreconRidge shall, within thirty (30) days after the execution of this Agreement, provide Customer with certificates of insurance coverage for all policies required to be placed and maintained by BreconRidge pursuant to the provisions of this Section 12.8;

(d)	Each certificate of insurance pursuant to the provisions of this Section 12.8, shall contain a provision whereby the insurer will endeavour to give thirty (30) days written notice to Customer prior to or cancellation of the policy or policies of insurance;

(e)	Neither the providing of insurance by BreconRidge in accordance with the requirements of this Agreement or the insolvency, bankruptcy or failure of any insurance company to pay any claim accruing shall be deemed to waive any of the provisions of this Agreement with respect to the liability of BreconRidge or otherwise; and

(f)	The policies of insurance required to be maintained by BreconRidge pursuant to this Article shall be primary to any policies of insurance that are maintained by Customer.

(g)	In the event of a material loss, theft or mysterious disappearance of or unauthorized access to or tampering with any assets, data, documents, files or other information or property of Customer or its Affiliates, BreconRidge shall promptly notify Customer, and permit Customer to take all steps it deems reasonably necessary to protect itself from losses and liability.

12.8.	Force Majeure. In the event that either party is prevented from performing or is unable to perform any of its obligations under this Agreement (other than a payment obligation) due to any act of God, acts or decrees of governmental or military bodies, fire, casualty, flood, earthquake, war, strike, lockout, epidemic, destruction of production facilities, riot, insurrection, or any other cause beyond the reasonable control of the party invoking this section (collectively, a “Force Majeure”), and if such party shall have used its commercially reasonable efforts to avoid and to mitigate its effects (including, in the case of BreconRidge, performing its responsibilities in respect of business continuity and disaster recovery), such party shall have given prompt written notice to the other party, its performance shall be excused, and the time for the performance shall be extended for the period of delay or inability to perform due to such occurrences. Regardless of the excuse of Force Majeure, if such party is not able to perform its material obligations within sixty (60) days after such event, the other party may terminate the affected Statements of Work without penalty other than the obligations set forth in Section 10.4.

12.9.	Successors, Assignment. This Agreement shall be binding upon and inure to the benefit of the parties hereto and their respective successors, permitted assigns and legal representatives. Neither party shall have the right to assign or otherwise transfer its rights or obligations under this Agreement except with the prior written consent of the other party, not to be unreasonably withheld. Notwithstanding the foregoing, either party may, upon written notice to the other party, assign some or all of its rights and obligations under this Agreement to an affiliated entity.

12.10.	Notices. All notices required or permitted under this Agreement will be in writing and will be deemed received (a) when delivered personally; (b) when sent by confirmed facsimile; (c) five (5) days after having been sent by registered or certified mail, return receipt requested, postage prepaid; or (d) one (1) day after deposit with a commercial overnight carrier. All communications will be sent to the addresses set forth above or to such other address as may be designated by a party by giving written notice to the other party pursuant to this section. Notwithstanding the foregoing, purchase orders, sales acknowledgments, Forecasts, ECO’s and other day-to-day communications may be sent by EDI, e-mail or facsimile in a manner to be mutually determined by the parties.

12.11.	Disputes Resolution. In the event that the parties have any disagreement, dispute, breach, or claim of breach, non-performance, or repudiation arising from, related to or in connection with this Agreement or any of the terms or conditions hereof (collectively the “Dispute”), conduct a two-stage dispute resolution process as follows:

A party will provide notice (a “Dispute Notice”) in writing to the other party of a Dispute. Within five (5) Business Days of delivery of the Dispute Notice each party shall appoint two (2) of its officers to a committee (the “Dispute Committee”) who shall meet in Ottawa, Ontario and use their commercially reasonable efforts to amicably settle the Dispute:

If the attempts of the Dispute Committee fail to resolve the Dispute after a period of fifteen (15) Business Days from the date of delivery of the Dispute Notice, then every such Dispute shall be referred to arbitration in the English language in Ottawa, Ontario pursuant to the Arbitration Act, 1991 (Ontario), as may be amended, and in accordance with the following:

(i)	Any party may by written notice (the “Arbitration Notice”) to the other party request that the disagreement be referred to arbitration with the reference being to a single arbitrator mutually agreed to by the parties, provided that, if the parties are unable to agree on an arbitrator within ten (10) Business Days of receipt of the Arbitration Notice, the arbitration shall be to three arbitrators, one of whom shall be appointed by BreconRidge and one of whom shall be appointed by Customer and each party shall provide notice to the other party of the arbitrator so appointed within twenty (20) Business Days of the Arbitration Notice and the third arbitrator shall be appointed by the arbitrators appointed by BreconRidge and Customer and such third arbitrator shall be the chairperson. If either party fails to give notice of the appointment of an arbitrator as herein provided the reference shall be to the arbitrator appointed by the other party in accordance with this clause and such arbitrator shall be considered to have been mutually agreed to by both parties;

(ii)	where reference is to three arbitrators, decisions shall be made by the majority of the arbitrators, provided that matters susceptible to reduction to a number, such as a dollar amount, shall be decided by closed ballot by averaging the two nearest numerical decisions of the three arbitrators;

(iii)	the arbitrator(s) may proceed to an award notwithstanding the failure of one party to participate in the arbitration proceedings;

(iv)	the prevailing party may be entitled to an award of reasonable legal fees incurred in connection with the arbitration in such amount as determined by the arbitrator(s); and

(v)	the award of the arbitrator(s) shall be the sole and exclusive remedy of the parties and shall be final and binding and enforceable in a court of competent jurisdiction.

Notwithstanding the foregoing, the parties shall be entitled to seek injunctive relief from any court of competent jurisdiction and the parties shall not be bound by arbitration in the event of any breach or claim of breach of any confidentiality, non-disclosure or intellectual property provisions or obligations of this Agreement. Except where clearly prevented by the issue in dispute, both parties shall continue performing their respective obligations under this Agreement while the dispute is being resolved unless and until such obligations are terminated or expire in accordance with the provisions hereof

12.12.	Even-Handed Construction. The terms and conditions as set forth in this Agreement have been arrived at after mutual negotiation, and it is the intention of the parties that its terms and conditions not be construed against any party merely because it was prepared by one of the parties.

12.13.	Order of Precedence. Unless it is clearly stated in a document that it is intended to override a specific provision in a document with a higher order of precedence, the following, in descending order of importance, shall be the order of precedence in respect of certain documents comprising this Agreement or issued pursuant to this Agreement:

•	Statements of Work

•	This Agreement, inclusive of any Schedules but exclusive of any Statements of Work

•	Purchase orders

12.14.	Gender, Number. In this Agreement, words importing the singular include the plural and vice versa, and words importing gender include all genders.

12.15.	Article and Section Headings. The insertion of headings and the division of this Agreement into Articles and Sections are for convenience of reference only and shall not affect the interpretation hereof. The words “hereof”, “hereunder”, “hereto” and similar expressions refer to this Agreement and not to any particular Article, Section or other portion of this Agreement.

12.16.	Consents. Where either Party has an express right of consent or approval in respect of any matter in connection with this Agreement, it shall not unreasonably withhold such consent or approval and shall endeavour to respond to the other Party’s request for such consent or approval in a timely manner. Where this Agreement provides that the Parties are to mutually agree upon certain procedures, standards or details, they shall at all times act reasonably, cooperatively and in good faith. The foregoing requirements shall not apply in respect of a request to amend or renew the provisions of this Agreement.

12.17.	Accounting Principles. Wherever, in this Agreement, reference is made to financial calculations or associated books and records, such calculations, books and records shall be made and maintained in accordance with United States generally accepted accounting principles.

12.18.	General Interpretation. The use of the terms “including” or “include” will in all cases herein mean “including, without limitation” or “include, without limitation,” respectively.

12.19.	Controlling Language. This Agreement is in English only, which language shall be controlling in all respects. All documents exchanged under this Agreement shall be in English.

12.20.	Controlling Law. This Agreement shall be governed by the laws of the Province of Ontario and the parties submit to the non-exclusive jurisdiction of the courts of the Province of Ontario.

12.21.	Counterparts. This Agreement may be executed in counterparts.

IN WITNESS WHEREOF, the parties have caused this Agreement to be duly executed by their duly authorized representatives as of the Effective Date.

MITEL NETWORKS CORPORATION		BRECONRIDGE CORPORATION

By:	/s/ Michel Leduc	By:	/s/ Cyril McKelvie

Name:	Michel Leduc	Name:	Cyril McKelvie

Title:	VP, HW Design & Operations	Title:	President & CEO

Date:	June 20, 2008	Date:	June 20, 2008

SCHEDULE 1.1

DEFINITIONS

“Affected Inventory Costs”	shall mean: (i) the cost (as represented in the Price Book) of all affected Inventory and Special Inventory in BreconRidge possession that is Excess Material or Obsolete Material and not returnable to the vendor or reasonably usable for other customers, whether in raw form or work in process, less the salvage value thereof, (ii) the cost (as represented in the Price Book) of all affected Inventory and Special Inventory that is Excess Material or Obsolete Material and on order and not cancelable, less the salvage value thereof (iii) any vendor cancellation charges incurred with respect to the affected Inventory and Special Inventory that is Excess Material or Obsolete Material and accepted for cancellation or return by the vendor, and (iv) the Price(s) under the applicable purchase order for any finished Product ordered by Customer and that is in inventory and (v) the pro-rated Price(s) under the applicable purchase order for any work in process to cover the cost (as represented in the Price Book) for material and labour in the product at that time.
Affiliate	Shall mean any corporation or other legal entity in which a party to this Agreement directly or indirectly owns and controls, and continues to own and control, fifty percent (50%) or more of the voting stock or shares, or other control mechanism.
“Approved Vendor List” or “AVL”	Shall mean the list of vendors provided by the Customer and currently approved to provide the Materials specified in the bill of materials for a Product.
“BreconRidge Indemnitee”	Shall have the meaning set forth in Section 9.2.
BreconRidge Controlled Materials	Shall mean those Materials provided by vendors with whom BreconRidge has a commercial contract (including a verbal contract, account or course of dealing).
BreconRidge Supplied Materials	Shall mean those Materials manufactured by BreconRidge;
“Business Day”	Means Monday through Friday, excluding holidays, statutory or otherwise recognized by Customer at its corporate offices in Ottawa, Ontario, or by BreconRidge or by the BreconRidge facility that is manufacturing, repairing, the Product.
“Chronic KPI Failure”	Shall mean BreconRidge has failed to achieve a particular KPI that is described as “breachable” in Schedule 10.2 in any three (3) consecutive months or any six (6) months in a twelve (12) month period
Common Materials	Shall mean those Materials mutually agreed each quarter as designated as controlled by BreconRidge, while documented within Customer’s AVL. Common Materials are considered to (a) be multi-sourced, (b) BreconRidge may have multiple users, (c) are normally returnable, with minimal liability, (d) are managed under a distributor agreement by BreconRidge and (e) are negotiated by BreconRidge. The classification as Common Materials is subject to change by mutual agreement of the parties. For the avoidance of doubt, Common Materials are included in the term BreconRidge Controlled Materials.

“Confidential Information”	shall mean: (a) the existence and terms of this Agreement and all information concerning the unit number and fees for Products and Inventory/Special Inventory, (b) information that is marked “Confidential” or the like or, if delivered verbally, confirmed in writing to be “Confidential” within 30 days of the initial disclosure, and (c) information reasonably to be expected to be considered confidential in the context in which such information is disclosed. Confidential Information does not include information that (i) the receiving party can prove it already knew at the time of receipt from the disclosing party; or (ii) has come into the public domain without breach of confidence by the receiving party; (iii) was received from a third party without restrictions on its use; (iv) the receiving party can prove it independently developed without use of or reference to the disclosing party’s data or information; or (v) the disclosing party agrees in writing is free of such restrictions.
Customer Controlled Materials	shall mean those Materials provided by vendors with whom Customer has a commercial contract (including a verbal contract, account or course of dealing).
“Customer Assets”	shall mean equipment, tools and software made available by Customer for use by BreconRidge in accordance with Section 2.6.
“Customer Supplied Materials”	shall mean those Materials provided to BreconRidge directly by Customer from Customer’s inventory.
“Customer Indemnitees”	shall have the meaning set forth in Section 11.1.
“Damages”	shall have the meaning set forth in Section 11.1.
“Delivery Location”	shall mean BreconRidge’s premises in Kanata for Products manufactured in Kanata and Customer’s designated location in Hong Kong for Products manufactured in China.
“Disputes”	shall have the meaning set forth in Section 12.12(a).
“DOA”	“dead on arrival” shall mean the Product’s failure upon first use or within three (3) days thereafter to operate in conformance with the Warranties in Section 6.2 ..
“ECO”	shall mean an order requesting an Engineering Change, i.e. an “engineering change order”.
“Economic Order Inventory”	shall mean Materials purchased in quantities, above the required amount for purchase orders, in order to achieve price targets for such Materials.
“Engineering Change”	shall mean any mechanical, software, electrical, design and/or specification change which, if made to the Products, would affect the form, fit, function, delivery schedule, performance, reliability, appearance dimensions, tolerance, safety, or purchase price of such Products or which would require any additional test or change an existing test.
“Environmental Regulations”	shall mean applicable laws, regulations and treaties relating to the environment, product liability, or public health or safety as defined by Customer in the applicable Statement of Work.
Epidemic Action Plan	shall have the meaning set forth in Section 6.5.
“Epidemic Failure”	shall mean that one or more of the following conditions has occurred: (i) more than three percent (3%) of a particular

Product delivered during any month contains an identical defect in workmanship traceable to the same root cause, including any defect affecting the safety of such Product; (ii) DOA Product failures exceed three percent (3%) of all shipments received by Customer for a particular Product during any one-month period; or (iii) a recall of a Product by Customer, due to regulatory or safety violations.
Excess Material	shall mean Material that BreconRidge has on hand or on order and non-cancelable that is over and above the Material required to support the open purchase orders and Forecast as per requirement change rules in Section 5, or resulting from an ECO. Affected Inventory Costs for Excess Material shall mean 100% of the Material cost (as represented in the Price Book).
Final Destination	shall mean the address of the “ship to” destination specified by Customer in the applicable purchase order.
“Flexibility Table”	shall have the meaning set forth in Section 5.2.
“General Availability”	shall mean any Products manufactured by BreconRidge after the applicable Statement of Work has been signed by both parties or any Product deemed to be such by the parties.
“Force Majeure”	shall have the meaning set forth in Section 12.9.
“Forecast”	shall have the meaning set out in Section 3.1.
“Initiatives”	shall have the meaning set out in Section 2.4.
“Inventory”	shall mean any Materials that are used to manufacture Products that are ordered pursuant to a purchase order, Forecast or other written authorization from Customer. For the avoidance of doubt, Inventory includes Special Inventory.
“KPI”	shall mean any of the key performance indicators set out in Schedule 10.2 or any other metric identified as a key performance indicator in a Statement of Work.
“Last Time Buy Materials” or “LTB Materials”	shall mean Materials that a component vendor has provided notice that manufacturing will be discontinued and Materials will no longer be available after a defined date provided by vendor.
“Lead Time(s)”	shall mean the materials procurement lead time plus the manufacturing cycle time required from the delivery of the Materials at BreconRidge’s facility to the completion of the manufacture, assembly and test processes.
“Long Lead Time Materials”	shall mean Materials with Lead Times exceeding the period covered by the accepted purchase orders for the Products.
“Materials”	shall mean components, parts and subassemblies that comprise the Product and/or a Prototype and that appear on the bill of materials for the Product and/or Prototype. Unless otherwise noted, “Materials” includes BreconRidge Controlled Materials, BreconRidge Supplied Materials, Production Materials, Customer Controlled Materials, Customer Supplied Materials, Special Inventory and Common Materials.
“Minimum Order Quantity”	shall mean Materials purchased in excess of requirements for purchase orders because of minimum lot sizes available from the vendor.

“Monthly Charges”	shall mean a finance carrying charge of * in each case of the cost (as represented in the Price Book) of the Inventory and/or Special Inventory and/or of the Price(s) for the Product affected by the reschedule or cancellation (as applicable) per month until such Inventory and/or Special Inventory and/or Product is returned to the vendor, used to manufacture Product or is otherwise purchased by Customer.
“NPI”	shall have the meaning set forth in Section 2.1.
Obsolete Material	shall mean Material that BreconRidge has on hand or on order and non-cancelable that has no requirements to support open purchase orders or Forecast and will include all Inventory and / or Special Inventory. Affected Inventory Costs for Obsolete Material shall mean 103% of the Material cost (as represented in the Price Book).
“Price”	shall mean the value represented on the Price Book supporting the most current agreed prices for Products
“Price Book”	shall have the meaning set forth in Section 3.5.
“Product”	shall have the meaning set forth in Section 2.1.
“Production Materials”	shall mean Materials that are consumed in the production processes to manufacture Products including without limitation, solder, epoxy, cleaner solvent, labels, flux, and glue. Production Materials do not include any such production materials that have been specified by the Customer that would not otherwise have been used by BreconRidge or any Customer Supplied Materials.
Prototype	shall mean any Products manufactured by BreconRidge before the applicable Statement of Work has been signed by both parties or any Product deemed to be such by the parties.
“Quarter”	shall mean a period of three (3) calendar months commencing on the first day of either May (Q1), August (Q2), November (Q3) or February (Q4).
“Sales Acknowledgement”	shall mean acceptance, via email or fax transmission by BreconRidge, of a purchase order submitted by Customer.
“SCAR”	shall mean “Supplier Corrective Action Request” issued by Customer to BreconRidge in accordance with Section 6.6.
“Special Inventory”	shall mean any Long Lead Time Materials and/or Minimum Order Quantity and/or Economic Order Inventory.
“Specifications”	shall have the meaning set forth in Section 2.1.
Statement of Work	shall have the meaning set forth in Section 2.1 and shall be substantially in the form of the template in Schedule 2.1A.
“Work”	shall have the meaning set forth in Section 2.1.

SCHEDULE 2.1A

STATEMENT OF WORK TEMPLATE

(a)	Statement of Work # “insert next number” “name of product”

This Statement of Work # “insert next number” is intended to form part of the Master Manufacturing Services Agreement (“Agreement”) between Mitel Networks Corporation (“Customer”) and [BreconRidge entity] (“BreconRidge”).

General Purpose

(b)	Intent of this SOW: This statement of work is for BreconRidge “Location” to manufacture and test of the “Description of product” per “quote name” – Reference; “Title and date of quote received”

(c)	Product name: “name of product”

(d)	Part Number: “Mitel part number”

(e)	Product Revision: “Current release of product”

(f)	Specifications: All specifications for the Mitel part number “Mitel part number and revision”, are hereby incorporated by reference to the documents provided through the Mitel product center, or provided to a BreconRidge FTP sites by the Mitel data management group, and further controlled through the ECO process.

Interpretation/Definitions

Unless specifically defined in this SOW, capitalized terms will have the same meanings in this SOW as are ascribed in the Agreement.

NPI Services

“Describe all NPI activities required. Ie proto builds, transfers, etc.”

Service Description

Quality Standard: - “ Quality standard for manufacturing” This is usually an IPC standard II

Other Supplier Obligations

“List locations where work will be done”

“List the FCA point”

All Key Performance and Performance Indicators listed in Schedule 10.2 are to apply unless an exception is noted in this SOW.

Unique regulatory requirements including environmental:

•	“List all regulatory requirements ie. RoHS, WEEE etc.”

Scheduling

“List schedule of builds”

“Identify term of SOW. This will be 1 year unless stated here.”

Customer Supplied Materials

“List all materials that will be supplied by Mitel”

Materials Classifications

“List all materials classification … Customer Controlled, BreconRidge Controlled, BreconRidge supplied, etc. This will be a spreadsheet and will be updated quarterly within a master of all material or in the enclosed for each SOW.”

Customer Provided Tools and Assets

“List all assets that will be managed by BreconRidge, tools, test assets, etc. This could be a spreadsheet depending on quantity and details.”

Data collection requirements: - Mitel Document DK116659_1

Warranty-tracking requirements: - Mitel Document DK116689_1.

Epidemic Failure Thresholds: - “The default is 3% but it should be stated here even if it is 3%”

Yield expectations (if different than the KPIs): - “List any variation to the PI and KPI as listed in schedule 10.2 with the reason and action to be taken”

Required reports - FPE report, VAVE report. “These 2 are always required but list any additional reports expected here.”

Flexibility targets (if different that flexibility table): - “List targets or Same as table”

Regulatory approvals (including environmental regulations) required from BreconRidge: - “List all approvals that are required to build and ship the product”

Debug process (Schedule 2.6E): [identify as, for example, Case 1, Case 2, etc.]

Repair Obligations: -

Quote “Insert reference to quote here”

Out of warranty repair responsibilities: “Define repair strategy (refer to Schedule 6.7)”

Turn around time: “The default is 20 Business Days from date of receipt at BreconRidge repair facility, unless otherwise agreed”

Financial

•	Payment terms as per MSA in USD.

•	Pricing as defined in the initial agreed upon volume production quote and in the subsequent Price Book submissions will be binding.

Execution

Unless this SOW is listed in Section 1.3 of the Agreement as an annex to the Agreement, this SOW is not binding until signed by an authorized representative of each party. This SOW may be executed in counterparts.

All documents and attachments to this SOW have been sent and received softcopy.

[NOTE:	Specify where any provision of this Statement of Work will override a provision of the Agreement. This template is not to be used for the provision of design services.]

IN WITNESS WHEREOF, the parties have caused this Agreement to be duly executed by their duly authorized representatives with effect as of [“insert effective date”].

MITEL NETWORKS CORPORATION		BRECONRIDGE CORPORATION

By:		By:
	Name:		Name:
	Title: Manager Operations Programs		Title: Account Executive

SCHEDULE 2.1B

NPI SERVICES

•	Prototype Builds

•

Customer may from time to time issue requests for quotations specifying the types, quantities, delivery requirements and Specifications for the building of preproduction Product prototypes (“Prototypes”). A bill of materials with AVL will be provided by Customer as part of the requests for quotation. Prototypes include an engineering prototype build, design build and field trial build. In addition, if the site to be used for the manufacturing of the applicable Product is not the same as the site used to build the Prototypes, Customer will require First Product Evaluation (FPE).

•	BreconRidge will provide a quote for the building of Prototypes within five (5) Business Days after receipt of Customer’s request for quotation.

•

BreconRidge’s quote will be budgetary and will be adjusted once an ECO from Customer releases the Product and the printed circuit board (PCB) expediting requirements have been defined. Within five (5) Business Days after receiving the ECO, BreconRidge will submit a revised quote to Customer if there are any resulting differences from the original budgetary quote.

•	Engineering data will be provided by Customer for the build but may not be complete at time of budgetary quote.

•

There will be a purchase order issued by Customer for each Prototype based on BreconRidge’s Quotes. Such purchase orders may be amended with respect to quantity and date by Mitel, at any time, in Mitel’s sole discretion. All other changes will require the mutual agreement of the parties.

•

BreconRidge will build and deliver the Prototypes in compliance with the Specifications and other requirements and terms set out in the purchase order. BreconRidge shall provide a return material authorization (RMA) upon notification by the Customer of a defect and will repair and return any defective products within 5 Business Days.

•

Unless otherwise specified in the purchase order, the Prototypes will be delivered to Customer FCA (Free Carrier, Incoterms 2000) Delivery Location. BreconRidge will ship at least 80% of the purchase order quantity of Prototypes to arrive at the Customer’s specified site within one (1) day of the date specified on the purchase order. For all Prototypes not delivered on time, BreconRidge will expedite through supply chain management and manufacturing so as to ensure receipt at Customer’s site within ten (10) Business Days of the date specified on the purchase order.

•	Materials

•

Upon request by Customer, BreconRidge will purchase Materials for Prototype builds prior to receiving a purchase order from Customer. Instead of a purchase order, the Customer will provide a bill of materials or an equivalent document containing the list of parts needed for the: Prototype builds and BreconRidge may rely on this document as an approval to purchase the necessary Material on Customer’s behalf.

•	BreconRidge will be expected to expedite, at Customer’s expense, all Material required to meet Customer’s required delivery dates.

•	Communications for Prototype Builds

•

BreconRidge and Customer will each provide the other with a contact list including phone numbers with roles and responsibility defined. Customer and BreconRidge shall create and implement a suitable program plan and timetable and shall arrange for frequent conference calls and meetings to evaluate progress including tracking against schedule, assessing manufacturing feedback, approving design adjustments and ECO’s and dealing with issues.

•

BreconRidge will assist in and support Customer’s evaluation and testing of Prototypes and components including with respect to the following elements: design, electrical, mechanical, safety, thermal, regulatory, conformance to Specifications, function, form and fit, and reliability

•	Clear to build status by part number on the bill of materials will be provided by BreconRidge weekly as a minimum.

•	Shipping and expediting method will be defined on the applicable purchase order.

•	Excess Material/Obsolete Material cleanup from Prototype Build

•

BreconRidge will provide a detailed list of Materials rendered as Obsolete Material as a result of ECO’s and changes to the program including part numbers, quantities and pricing within five (5) days after receiving the general availability final BOM of completion of the final Prototype build for each program.

•

Provided that the methods of mitigation as described in Section 5.4 of the Agreement are be followed, Customer will be responsible for Obsolete Material. BreconRidge shall use its best efforts to invoice Customer for the Obsolete Materials under a program before production of the Product corresponding to such program commences.

•

All Excess Material at the end of the Prototype builds and that are useable in the volume production of the related Product will be transferred to manufacturing site on a program specific, agreed upon schedule. Any expenses to repackage materials, or the like, in order to make them useable shall be borne by Customer.

•	Transfers into Manufacturing Services

•

Any Material purchased from other manufacturers at Customer’s request or from Customer’s consigned inventory will be revalued to the BreconRidge quoted price. BreconRidge will buy all such Material from the transferring contract manufacturer and issue Customer an invoice to cover the net difference, if any, in cost between the purchased price and the lower price of the Material quoted by BreconRidge.

•	BreconRidge will manage all supply chain transfers logistics.

•	BreconRidge will provide quotes for all transfer-related non-recurring engineering (NRE) costs.

•	BreconRidge will insure capacity is in place to manufacture all Products required for a production program.

•

All programs will be project managed by the site receiving the manufacturing. Validation and status reports will be provided by BreconRidge upon request. Each manufacturing site for a Product shall employ the same processes and procedures.

•	BreconRidge will insure all engineering data is understood and will set up a meetings with Customer product engineers to clarify all information.

•

if the site to be used for the manufacturing of the applicable Product is not the same as the site used to build the Prototypes, the program will require a First Product Evaluation (FPE) build that passes the Customer’s inspection before full production builds can begin. BreconRidge will deliver the FPE samples to Customer’s plant at 350 Leggett Drive, Ottawa, Ontario, K2K 2W7 on the date defined in the applicable purchase order. Customer will respond in writing signifying a pass, conditional pass, or a fail. Conditional passes and failures will include the details on the defects found and actions required and BreconRidge shall promptly remedy such defects and carry out such actions.

SCHEDULE 2.2

PROCESS FOR DEALING WITH AND DISPOSITION OF OBSOLETE MATERIAL OR EXCESS MATERIAL

(a)	Any Obsolete Material or Excess Material will be dealt with in accordance with the following process:

Obsolete Material and Excess Material review meeting to be held monthly. Meeting will consist of a review of the following information. For ease of understanding Engineering Change Order and Forecast/Purchase Order changes will be dealt with separately.

Engineering Change Orders

New ECO Review

•	Summary of ECO’s issued and reviewed by BreconRidge since the last meeting. Summary will detail:

•	ECO #

•	Type of ECO ( Phase-In or Immediate)

•	Initial view of material affected classified as excess or obsolete

•	Component Inventory On Hand or In-transit ( Quantity and Value) & Stock Location

•	MOQ & Rounding Quantity

•	Component Open Orders ( Quantity & Value)

•	Mitigation activities to be undertaken.

•	Phase-in Date committed for Phase-In ECO’s

This initial view will establish the starting point to monitor effectiveness of open order & restocking mitigation activity.

•	Summary of ECO’s issued by Customer and current status of ECO whose implementation date is in excess of contract terms.

Previous Month’s ECO Review

•	Summary of ECO’s reviewed at the last meeting. Summary will detail:

•	ECO #

•	Type of ECO ( Phase-In or Immediate)

•	Initial view of material affected classified as excess or obsolete

•	Component Inventory On Hand or In-transit ( Quantity and Value) & Stock Location

•	MOQ & Rounding Quantity

•	Component Open Orders ( Quantity & Value) – Initial View

•	Mitigation activities status.

•	Component Open Orders ( Quantity & Value) – Current View

This current view will represent the amount of excess and obsolete inventory Customer is liable for in context of the ECO and will reflect the quantity Customer expects to see on the ECO invoice.

•	Invoices issued in month and details of any discrepancies between RFQ and ECO analysis view presented at meeting.

•	Review of Phase-In ECO’s that are due to cutover in month and recommendations on whether phase-in date should be pushed out or pulled in.

Forecast Changes

•	Confirmation from BreconRidge that all forecast changes have been updated in their ERP system.

•	Summary of net changes from last meeting at Marketing Part number level.

Initial Review

•	Component Excess Exposure as a result of change with following details:

•	Quantity on hand (total) – (quantity & value)

•	Quantity on hand (excess) – (quantity & value)

•	Lead Time & Part Classification ( A, B, etc)

•	MOQ & Rounding Quantity

•	Safety Stock

•	Marketing Part Number affecting change

•	Open Orders on component

•	Mitigation activities to be undertaken.

This initial view will establish the starting point to monitor effectiveness of open order & restocking mitigation activity.

Follow-Up Review (next Monthly meeting)

•	Component Excess as a result of forecast change with mitigation activities completed with following details:

•	Quantity on hand (total) – (quantity & value)

•	Quantity on hand (excess) – (quantity & value)

•	Lead Time & Part Classification ( A, B, etc)

•	MOQ & Rounding Quantity

•	Safety Stock

•	Marketing Part Number affecting change

•	Open Orders on component

•	Summary of mitigation activities completed & impact

(b)	Consignment Inventory Process:

1)	Excess Material and Obsolete Material review monthly as per Section (a) above.

2)	Obsolete Material Disposition

Purchase order from Customer will launch all material movements. Obsolete Material will be moved to the consignment stockroom or will be scrapped as per direction from Customer at time of P.O. issue. P.O. to be issued five (5) Business Days after completion of process.

3)	Excess Material Disposition

Purchase order from Customer will launch all material movements. Excess Material will be moved to consignment stockroom.

4)	Reporting

Monthly Summary report showing in’s and out transactions as below:

Note transaction summary to show $ value, part Number and quantity.

Monthly Transaction Summary Report

Opening Balance:	$	XXX
Current Month Transactions
Consumption (BMS)	$	x
Consumption (MITEL)	$	x
Cycle Count Adjustments	$	x
Price Change/Reval	$	x
Scrapped	$	x
Other (provide details)	$	x

Closing Balance	$	xxxx

5)	Material Movements out of Consignment

Material will be moved out of consignment in the quantities purchased as per MOQ or rounding quantities provided by BreconRidge. Deviation from this quantity can be negotiated by parties as appropriate.

SCHEDULE 2.6E

FT DEBUG PROCESS

FT debug time and effectiveness depend mainly on the availability to BreconRidge of Debug Capabilities (as defined below) to diagnose a failure at FT. For purposes of this Schedule 2.6E, “Debug Capabilities” are defined as BreconRidge having been provided with at least one of the following three debug tools from Customer: a) a debug manual, b) a test software that includes debug information, c) a dedicated debug station. In the case where BreconRidge was engaged by Customer to develop the applicable test solution, it is deemed that Debug Capabilities have been fully delivered.

Case 1: Customer has delivered Debug Capabilities to BreconRidge.

In cases where Customer has delivered Debug Capabilities to BreconRidge, BreconRidge will employ a “three strikes” process which allows for a maximum of three debug-repair-retest cycles at FT for a given Product in manufacturing. If a Product fails the third FT cycle, (excluding failures caused by structural defects such as shorts, opens, missing/reverse components and other assembly related issues which will be repaired by BreconRidge), the Product shall be removed from the manufacturing process. In addition to the manufacturing related issues, a continuing failure of the same test due to poor troubleshooting does not constitute multiple strikes. To ensure adequate troubleshooting skills are employed, all activity beyond the first strike will be completed by an electronic technician who is trained in standard troubleshooting techniques and supported by the required electronic diagnostic equipment.

In the event that this methodology is employed and the unit fails after three cycles, BreconRidge shall be entitled to invoice Customer the full Product price for any such Product, unless the final FT yield has been incorporated into the Price (based on the predicted yield agreed to by both parties), in which case Customer will not be invoiced for such Product. All three strike failures must be reviewed and approved by a senior test engineer to verify that proper test and troubleshooting techniques were utilized by test technician. A report with part number, test failure, repairs done and approval of senior test engineer will be provided to Customer no later than the 15th of every month. If the Customer discovers a manufacturing structural defect in Products returned by BreconRidge, then BreconRidge will, upon validation of such structural defect, repair such Products at its cost and will reimburse customer for his incurred costs in determining the defect up to a maximum of the replacement cost of the returned Product.

Notwithstanding the foregoing, in the event that a Product failure occurs and such failure is not addressed by the existing Debug Capabilities, BreconRidge Test Engineering will issue a Test Problem Reporting Notice (TPRN) that provides details of the test failure(s), root cause analysis, and the corrective actions attempted by BreconRidge, requesting feedback from Customer and an upgrade to the Debug Capabilities or other actions as appropriate.

Case 2: Customer has not delivered Debug Capabilities to BreconRidge.

In cases where Customer has not delivered Debug Capability or equivalent as defined previously, and the products are not included on the ‘Group A’ list, BreconRidge will visually inspect the failing Product for manufacturing structural defects. If structural defects are found, BreconRidge will repair such Product. If no structural defects are found, the Product shall be removed from the manufacturing process and the Customer will not be invoiced for such Product as the final FT yield and the related material scrap costs have been incorporated into the sell price of the Product (based on the predicted yield agreed to by both parties). Notwithstanding the above, BreconRidge and the Customer may mutually agree that in certain cases the cost of the failed Products may not be covered by the agreed yields and in such events BreconRidge may invoice the Customer for the full Product price for any such Products.

SCHEDULE 3.5

PRICE BOOK TEMPLATE

Schedule 1A

Part Number	Description	EAU	Class Type	Plant	Mat’l	MOH	Labour	Total Cost	Margin	Sell Price	Amortized NRE/Unit	Future Sell Price

MOQ	Rounding Value	Lead Time plant 1001	Lead Time plant 4001	Typical Order Qty	Weeks between each Order	Comments	US HS	GB HS	Gross Weight	Length	Width	Height	Country of Origin

Schedule 1B

Plant	Material	Description	New EAU	PDT	RLT	Safety stock	MOQ	Rounding Value

NCNR	Asset Code	Previous Unit Price USD	Current Unit Price	Currency	UNIT	Converted to USD at current FX rate	EOL	BreconRidge Controlled vs. Mitel Controlled	Common Material

SCHEDULE 6.7

REPAIR SERVICES

Repair Services represent a key component of Customer’s value offering to its customer base and, as such, we require superior service and quality from our partners on this key differentiator. This Schedule documents the minimum repair support processes that BreconRidge shall provide. Any additional terms or services required will be specified in a separate Statement of Work to be signed by the parties.

Repair Service Models

Customer may elect to utilize either of the BreconRidge repair facility or an independent Service provider to repair the Products. This determination will be made on a Product by Product basis taking into consideration turn-around time, total costs and investment required to implement repair capability. The decision as to how to proceed will be communicated to BreconRidge prior to general availability of the Product in question to allow all parties to establish required processes. To assist in the decision making process, BreconRidge will provide, as part of its formal quotes, repair costs, repair location and anticipated turn-around time from said location.

Customer currently utilizes two accredited repair services provider. They are considered distinct entities from our contract manufacturing partners. Each provides regional coverage: one provides repair services for North America, Caribbean, Latin America and Asia, the other covers the Europe, Middle East and Africa regions.

BreconRidge Repair

This sections reflects the services to be provided by BreconRidge in the case where Customer elects to utilize BreconRidge as a repair services provider for a particular Product.

Customer Care

BreconRidge will provide a point of contact to Customer to interface directly with Customer or repair service provider Customer Service Representatives (CSRs). This individual will:

•	Process Return Authorization (RA) requests within 24 hours.

•	Inform CSRs of any problem receipts.

•	Inform CSRs of any issues affecting service levels.

BreconRidge will provide weekly view of RAs issued, open RAs and aging of open RAs.

This interface will be available during normal business hours (8 am to 5 pm) in Eastern North America and United Kingdom on Business Days.

Repair Services

If BreconRidge is selected as the repair site, the following services will be provided:

Product Screening

BreconRidge will verify warranty status of Product and ensure that the Return Authorization information matches the Product received. Product will also be verified for shipping damage, evidence of abuse, etc. In case of any discrepancy, the RA originator will be contacted and informed of status.

Products will be in an In-Warranty status if the Product is within BreconRidge applicable manufacturing warranty period and is proved to be defective due to a workmanship or material defect.

An Out-of-Warranty (OOW) Product is outside of the applicable warranty period or within the warranty period but are proven to be defective for reasons other than workmanship or material issues.

Repair and Return (RR)

Once Products are received, BreconRidge will, as required:

•	repair the returned Product.

•	Upgrade the returned Product to the latest Minimum Repair Level (MRL) as dictated by the ECO process.

•	Arrange for the return shipment of the repaired Product to the address specified on the return authorization.

Turn-around time will be as specified in the particular Statement of Work applicable to a Product. BreconRidge will provide monthly statistics (by Product) showing volumes received, problem receipts and status, units processed, turn-around time and fault trends (Products and defects at component level).

Uneconomical to Repair

BreconRidge will promptly notify the RA originator of any OOW Product that is uneconomical to repair in BreconRidge opinion. BreconRidge will provide the originator with an estimate of the price to repair the unit and will take the following action based on the originator’s direction:

•	repair the unit at the price discussed with originator.

•	Return unrepaired unit to the originator at originator’s cost.

•	Scrap the unit at the originator’s direction.

DOA Returns

BreconRidge will investigate any DOA returns within 5 Business Days and provide a weekly report of failure mode to assist Customer in determining root cause of failure.

Uncirculated Goods (UCG)

Customer may require uncirculated goods from its wholesale partners to be updated by BreconRidge to the Minimum Distribution Level (MDL). These units are new equipment with the warranty seal intact. BreconRidge will be required to rework the unit to the current MDL and provide the balance of the original warranty period. This service will be quoted as necessary.

Special Investigation

Customer may from time to time require the repair site to do additional testing to assist in determining field issues. Any data gathering or additional testing required will be quoted and paid separately from the standard repair process.

Remanufactured Equipment Services

Customer also sells refurbished equipment on selected Products. BreconRidge will manage such requirements to refurbish equipment through the regular repair process.

Reporting

The following represents minimum repair services reporting requirements from the repair services provider:

Weekly Reports

Quantity of Units received

Quantity of Units Returned broken down into:

•	Quantity of On Time Deliveries.

•	Quantity of Late Deliveries.

Average Turn Around time of returned Units:

•	Systems

•	Circuit Packs

•	Sets

Quantity of Units in Process (WIP)

Average Age of Units in Process

(where age is defined as # of days since goods were received.)

List of 10 oldest units by part number and explanation as to delay if in excess of agreed to lead-times.

Monthly Reports:

Detailed breakdown of repairs

Consisting of:

RMA #

Unit Serial #

Unit description

Fault found & components replaced, if applicable

ECO’s implemented, if applicable

Trend Reporting

Product View

Summary of # of units repaired by part number

Monthly View

Quarterly View

YTD View

Pareto analysis of top five items

•	failure mode

•	defective components

•	customer

•	Corrective actions

Component View

Summary of components replaced across Product portfolio

Monthly View

Quarterly View

YTD View

Pareto analysis of top five items

•	qty by Product

•	corrective actions

Risk of Loss

Customer shall bear all of the risk, and all costs and expenses, associated with the return of Products to BreconRidge and their shipment back to Customer. BreconRidge shall bear such risk while the Products remain in BreconRidge possession or control.

Third Party Repair

In the case where Customer decides to utilize one or both of its accredited third party repair Services Providers to repair a specific BreconRidge manufactured Product, BreconRidge will provide the following :

Material Supply

BreconRidge will make available to third party repair Service Provider any BreconRidge Controlled Material or BreconRidge Supplied Material where such material is commercially unavailable or would be significantly more expensive to purchase at the lower volumes required to support repair. BreconRidge will mark-up this material with it’s standard Material overhead as well as a reasonable mark-up to cover costs to process these orders to the third party.

Warranty

Third party provider will assume warranty responsibility for any item affected by the repair. Regular warranty from BreconRidge will continue to apply for Product other than items affected by repair.

Warranty

All repairs are warranted for ninety (90) days to be free from workmanship defects. This covers the repair activity only. In the case of another defect occurring during this 12 month period, the original manufacturing warranty period will apply.

Pricing

As part of any Product launch, BreconRidge will supply the following information to assist in determining the repair strategy to deployed by Customer.

Repair Price

The repair prices will be specified in the Statement of Work for each product.

The repair price will be the price in effect for the next 12 months for the following services:

OOW repair – price charged to Customer for defective OOW units or for defective In-Warranty units with said defects not related to workmanship or materials.

NFF repair – price charged to Customer for units with No Fault Found (NFF).

Prices will include return shipment charges from BreconRidge facility to address specified in RA.

Repair pricing will be reviewed annually.

SCHEDULE 7.1

REPORTING AND GOVERNANCE

1.1.	KEY PERSONNEL

1.2.	INTERFACES

Customer shall designate a Contract Manager and BreconRidge shall designate a Global Account Manager, who shall be located in North America, responsible for managing the overall relationship between the parties. The parties shall each also designate a Technology Prime for each Product to act as an interface between the parties in respect of such Product.

1.3. MANAGEMENT RESOURCES AND SUPPORT INFRASTRUCTURE

BreconRidge shall have dedicated business management teams assigned to Customer projects, and if requested and agreed, team members shall be temporarily physically located at Customer Site at the expense of Customer. Customer shall have the right to temporarily physically locate Customer’s designates for Technology and Contract Management at BreconRidge’s and its subcontractors manufacturing facilities, at the expense of BreconRidge, for such reasonable periods as Customer may require. In connection with the foregoing, each party will, at no charge, provide the other’s designates with safe and secure office space and use of associated facilities comparable to the space and facilities used by the other party’s employees performing similar roles at the same location, subject to the hosting party’s rules and regulations concerning security, confidentiality and environment, health and safety.

1.4. QUARTERLY BUSINESS REVIEWS (“QBR”)

BreconRidge and Customer agree to meet quarterly, or as otherwise agreed by both parties, to discuss the state of business and to review business performance issues and improvement initiatives. Unless otherwise agreed by both parties, such meetings shall be held in person on an alternating basis at the premises of each party. The items to be reviewed include, but are not limited to, the following:

(a) Customer Business Trends

Customer agree to review their business initiatives and any significant changes that may affect the relationship of Customer and BreconRidge. In addition, Customer will present business trends and performance to Forecast so that BreconRidge can better serve the current Customer requirements.

(b) Cost Savings Initiatives (Components and Labour)

BreconRidge and Customer agree to review initiatives to reduce cost from the bill of materials and manufacturing process for the Products.

(c) Delivery Performance

BreconRidge and Customer agree to measure, review and discuss delivery performance for all Products. Both parties agree to measure actual delivery dates as compared to Customer requested delivery dates and to BreconRidge’s expected delivery dates.

(d) Quality Performance

BreconRidge and Customer agree to discuss the agreed upon monthly and quarterly quality metrics for the program.

(e) Payment Performance

BreconRidge and Customer agree to review any issues that are preventing payment within the agreed upon payment terms.

(f) Pricing BreconRidge and Customer agree to review pricing. Any price adjustments required shall be based upon total Products order quantities, prevailing Component market prices, supply chain programs, Engineering Change requests or other relevant data.

(g) Continuous Improvement – Discussion on SCAR trends, production/services impacting issues and results of product engineering activities

(h) Strategic Initiatives – Status and progress on strategic initiatives underway between the companies. Project plans, schedules, etc.

In addition, the parties shall provide to each other, on a quarterly basis, financial reports as approved by their respective Boards of Directors.

1.5. Excess Material and Obsolete Material reports – BreconRidge shall provide an Excess Material and Obsolete Material report monthly or when requested by Customer. Customer and BreconRidge shall review such reports and determine methods and practices to minimize Excess Material and Obsolete Material.

1.6. DFx Reports

1.7. Pareto Data for all builds (ongoing) – frequency to be defined.

1.8. MRB Reports – Monthly

1.9. Shipping Report (portal access to information would be OK)

1.10. Proposed new Price Book 10th week of each Quarter.

1.11. Horizontal MRP report (supply chain audit) bi weekly

1.12. Capacity Planning Report regarding unique test equipment and fixtures.

1.13. KPI Report – Monthly

BreconRidge and Customer shall on a monthly basis: (i) review the adequacy, appropriateness and achievement of KPIs; (ii) agree upon adjustments including improving KPIs and (iii) agree upon KPIs additions or deletions as appropriate to reflect the ongoing requirements of Customer and having regard to the KPIs being achieved by Customer other service providers. If BreconRidge fails to meet a KPI, BreconRidge shall (i) investigate and report on the causes of the failure; (ii) take appropriate preventative measures so that the failure does not recur; and (iii) keep Customer reasonably informed of the status of remedial efforts being undertaken.

SCHEDULE 10.2

KPIs

*

*

*

*

SCHEDULE 10.4

POST TERMINATION PROVISIONS

1.	General

BreconRidge shall provide the services (“Transition Services”) as defined herein for a period of up to One-Hundred Eighty (180) days (the “Transition Period”) after the termination or expiration of a Statement of Work or this Agreement, and shall co-operate with and support the orderly wind-down and migration to a third party or to Customer’s own facilities after such termination or expiration. Except as expressly stated below, Customer agrees to pay for such services at the rates set out in the current Price Book or as may be mutually agreed acting reasonably.

2.	Transition Services

The Transition Services shall include the following:

(a)	Final Orders.

(i)	Within * days after notice of termination , BreconRidge shall accept purchase orders with scheduled delivery dates that are not more than * days from the date of the applicable purchase order, for the final production volume of the Product, provided such purchase orders are issued in compliance with Section 3.3, and for which BreconRidge has or can obtain adequate Materials. BreconRidge shall provide a committed delivery date for the volumes in the purchase order (Note: Delivered volume will be subject to final-build yield variations).

(ii)	Within * of conclusion of the final delivery of the last accepted purchase order, BreconRidge shall

A.	Provide a final reconciliation of Excess Material and Obsolete Material for purchase by Customer. Customer shall issue a non-cancellable Purchase Order for the Excess Material and Obsolete Material as determined by BreconRidge in accordance with this Agreement. BreconRidge agrees to drop ship such Materials as directed by Customer.

B.	Provide a final invoice that includes all charges for other services as completed by BreconRidge per this Agreement.

C.	BreconRidge shall not be required to ship any Products, Materials or equipment without coverage of a valid, accepted purchase order.

(b)	Access and Knowledge Transfer. BreconRidge shall transfer the Materials supply chain information in its possession to Customer within * of the final delivery of product, to include contact information from all vendors. Where appropriate, BreconRidge shall arrange for assignment of uncompleted orders for Materials to Customer.

(c)	Customer Assets. At the request of Customer, BreconRidge will reasonably co-operate with and assist Customer in the de-installation, packing and shipping of Customer Assets to locations specified by Customer . Without limiting the foregoing, BreconRidge will permit Customer at all reasonable times, to inspect and test the Customer Assets. The cost of such assistance, de-installation, packing and shipping shall be invoiced to the Customer.

(d)	Information, Data and Reports. BreconRidge shall comply with the confidentiality provisions of this Agreement, including the return of any Customer data that Customer may specifically request.

(e)	Inventory and Temporary Storage. BreconRidge shall identify all Products and Materials in its possession or control upon fulfillment of the last purchase order. The transfer or disposition of such Products and Materials shall be subject to and in accordance with Section 5 of the Agreement. BreconRidge will make available storage space during the Transition Period for Products and Materials owned by Customer or to be acquired by Customer from BreconRidge. BreconRidge will permit Customer, at all reasonable times, during normal business hours and upon prior reasonable notice, to inspect and test such Products and Materials and to conduct Customer’s own inventory count. BreconRidge shall provide the following information regarding Materials as is available within BreconRidge IT system: country of origin, quantity, vendor, part number and date code information.

(f)

Records Retention. BreconRidge shall retain or provide to Customer any records associated with manufacture or test of the customer product, including quality records, test yield and failure data, warranty records, purchasing history, production material, and last time buy lists. At the end of the Transition

Period, BreconRidge shall provide a complete copy of the prior one (1) year of records to Customer in a format and media useable by Customer, with the exception of warranty records which shall be provided for the prior * years.

(g)	Warranty and Repair. BreconRidge shall provide warranty and repair services as long as required test and assembly equipment is available for use. BreconRidge will not be required to reimburse customer for any unexpired warranty coverage.

(h)	Part of Work. Transition Services shall be treated as part of the Work and all of the provisions of the Agreement shall apply accordingly.

(i)	Post Transition Inquiries. BreconRidge shall designate a qualified and informed employee of BreconRidge to act as a continuing contact for a period of a further ninety (90) days, after the end of the Transition Period, for the purposes of answering occasional questions and inquiries made by Customer. This service shall be charged on a time and materials basis.

(j)	Continuing Requirements for Products and Sub-Products. If a Statement of Work is terminated for the material breach of BreconRidge and the Product under such Statement of Work includes modules, subassemblies manufactured by BreconRidge which reasonable substitutes are not otherwise readily available from third parties, BreconRidge will, upon request by Customer, continue to supply at prevailing prices and terms such modules, subassemblies for as long a BreconRidge continues to manufacture such items.

(k)	Other SOW’s. Subject to Section 10.3 of the Agreement, the termination or expiration of a Statement of Work shall not affect the parties’ responsibilities under any other Statement of Work.